UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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HSN, Inc.

(Name of Registrant as Specified In Its Charter)

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April 4, 2011

Dear Shareholder:

You are invited to attend the 2011 annual meeting of shareholders of HSN, Inc., which will be held on Tuesday, May 17, 2011 at 2:30 p.m., local time, at the HSN, Inc. corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the meeting you will be asked to vote on (i) the election of our directors, (ii) ratification of the appointment of our auditors, (iii) approval, on an advisory basis, of the compensation paid to our named executive officers, and (iv) approval, on an advisory basis, of the frequency of the vote on the compensation paid to our named executive officers. We are pleased to announce that all of our directors have agreed to stand for re-election at the annual meeting.

Based on the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the internet, we have elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 4, 2011, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report online. The notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We encourage you to take advantage of voting on the internet because it is a convenient and less expensive way for us to tabulate your vote.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please take the time to complete, sign, date and return the proxy card or vote over the telephone or on the internet.

Thank you for your continued support of HSN, Inc.

Sincerely,

Mindy Grossman
Chief Executive Officer

HSN, INC.

1 HSN Drive

St. Petersburg, Florida 33729

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual meeting of shareholders of HSN, Inc., a Delaware corporation, will be held on Tuesday, May 17, 2011 at 2:30 p.m., local time, at the company’s corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729. At the annual meeting, shareholders will be asked to:

1.	elect ten directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of shareholders;

2.	ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2011;

3.	approve, on an advisory basis, the compensation paid to our named executive officers;

4.	approve, on an advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers; and

5.	transact such other business as may properly come before the meeting or any related adjournments or postponements.

Our Board of Directors has set March 21, 2011 as the record date for the annual meeting. This means that only holders of record of our common stock at the close of business on that date are entitled to receive notice of the meeting and to vote their shares at the meeting or any related adjournments or postponements.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders. On or about April 4, 2011, we are mailing to many of our shareholders a notice of availability of the proxy materials over the internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the internet, as well as instructions on obtaining a paper copy of the materials. This process is more environmentally friendly and reduces our costs to print and distribute these materials. Shareholders who do not receive such a notice of availability and shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

By Order of the Board of Directors,

Gregory J. Henchel
Secretary

April 4, 2011

St. Petersburg, Florida

PROXY STATEMENT

i

PROXY STATEMENT

(continued)

ii

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?

A:	HSN, Inc., or HSNi, is providing these proxy materials to you in connection with the solicitation of proxies by HSNi’s Board of Directors for use at HSNi’s 2011 annual meeting of shareholders. The annual meeting will take place at our corporate headquarters located at 1 HSN Drive, St. Petersburg, Florida 33729, on May 17, 2011. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why am I being asked to review materials on-line?

A:	Under rules adopted by the U.S. Securities and Exchange Commission, or SEC, we are now furnishing proxy materials to many of our shareholders on the internet, rather than mailing printed copies of those materials to each shareholder. On or about April 4, 2011, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to our shareholders (other than those who previously requested printed copies or electronic delivery of our proxy materials). If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the internet. If you received a Notice by mail but would rather receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2010 Annual Report, which includes our audited consolidated financial statements for the year ended December 31, 2010, is also provided with this proxy statement.

Q:	What does it mean if I received more than one proxy or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to ensure that all of your shares are voted.

Q:	What matters will HSNi shareholders vote on at the annual meeting?

A:	There are four proposals to be considered and voted on at the meeting. The proposals to be voted on are as follows:

Proposal 1—to elect ten directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of shareholders or until such director’s successor shall have been duly elected and qualified;

Proposal 2—to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the year ending December 31, 2011;

Proposal 3—to approve, on an advisory basis, the compensation paid to our named executive officers; and

Proposal 4—to approve, on an advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers.

We will also consider other business as may properly come before the meeting and any related adjournments or postponements.

For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement relating to these proposals.

Q:	What are the Board’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares as follows:

“FOR” each of the ten nominees to the Board of Directors (Proposal 1);

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm (Proposal 2);

“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal 3); and

“FOR” the approval, on an advisory basis, of a triennial vote, or vote every three years, on the compensation paid to our named executive officers (Proposal 4).

Q:	Who is entitled to vote at the annual meeting?

A:	Each share of our common stock outstanding as of the close of business on March 21, 2011, the record date, is entitled to one vote at the annual meeting. As of the close of business on the record date, there were 58,463,303 shares of our common stock outstanding and entitled to vote. You are entitled to one vote per share of common stock held on the record date. These shares include shares that are (1) held of record directly in your name, including shares received through equity incentive plans, and (2) held for you in street name through a stockbroker, bank or other nominee.

Q:	What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A:	If your shares are registered in your name, you are a shareholder of record with respect to those shares. As a shareholder of record, you have the right to vote in person at the annual meeting or vote by proxy on the proxy card included with these materials.

If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name. As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Since you are not the shareholder of record, you must request and receive a valid proxy from your broker, bank or another holder of record in order to vote these shares in person at the annual meeting.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me? What is a broker non-vote?

A:	If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide your broker with voting instructions, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote and your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of The NASDAQ Stock Market LLC (“NASDAQ”).

There is an important change this year regarding broker non-votes and director elections. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of Ernst & Young, LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the compensation of our named executive officers or the frequency of the vote on compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Q:	What are the quorum requirements for the meeting?

A:	The presence of holders having a majority of the outstanding shares constitutes a quorum. The shares may be presented in person or presented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, directors are elected by a plurality of the votes cast at a meeting where a quorum is present. This means that the director candidates that receive the most votes will be elected to fill the available seats on our Board of Directors.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

The proposals with respect to executive compensation are “advisory” and not binding upon the Board of Directors.

Q:	What do I need to do now to vote at the meeting?

A:	Shareholders of record may vote their shares in any of four ways:

•	Submitting a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;

•

Submitting a Proxy by Telephone: Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 16, 2011;

•

Submitting a Proxy by Internet: Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 5:00 p.m., Eastern Daylight Time, on May 16, 2011; or

•

Voting in Person: If you were registered as a shareholder on our books on March 21, 2011 or if you have a letter from your broker identifying you as a beneficial owner of our shares as of that date, you may vote in person by attending the 2011 annual meeting.

Street name holders may submit a proxy by telephone or the internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this proxy statement. If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:	What happens if I abstain?

A:	Abstentions are counted as present at the meeting for purposes of determining whether there is a quorum but are not counted as votes cast.

Q:	Can I change my vote or revoke my proxy?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the meeting by:

•	delivering to BNY Mellon Shareowner Services a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the internet; or

•	attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to HSN, Inc. c/o BNY Mellon Shareowner Services at the following address: BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling BNY Mellon Shareowner Services, Proxy Processing at 1-888-313-0164 (toll-free).

Q:	Will anyone contact me regarding this vote?

A:	We have retained BNY Mellon Shareowner Services to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from our shareholders. The fee for this firm’s services is estimated to be $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, letter, facsimile or in person; but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?

A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement will be borne by HSNi.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary general voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file within four business days after the meeting.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

A:	Eligible shareholders may submit proposals for consideration at future annual shareholder meetings. In order for a shareholder proposal to be considered for inclusion in the proxy material for our 2012 annual meeting of shareholders, proposals must be received by our Corporate Secretary no later than 5:00 p.m., Eastern Time, on December 6, 2011 and must comply with the provisions of Rule 14a-8 of the Exchange Act.

Eligible shareholders who intend to present a proposal at the 2012 annual meeting of shareholders without inclusion of the proposal in the proxy materials must provide notice no earlier than January 20, 2012 and no later than 5:00 p.m., Eastern Time, February 19, 2012 and must comply with the provisions of our By-Laws. We advise you to review our By-Laws, which contain these and other requirements with respect to advance notice of shareholder proposals and director nominations, including certain information that must be included concerning the shareholder making the proposal, each nominee and the proposal itself. Our By-Laws were filed as an exhibit to our Form 8-K filed with the SEC on August 25, 2008. Our public filings can be viewed by visiting our investor relations website at http://www.hsni.com/. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at our principal executive office at 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Legal Department.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal and Required Vote

Proposal 1 is the election of ten nominees to the Board of Directors. In accordance with our By-Laws, the Board has fixed the number of directors constituting the entire Board of Directors at ten. The Governance and Nominating Committee, or Governance Committee, has evaluated individual board members, the committees and the Board of Directors as a whole. The evaluation sought to ascertain, among other things, whether the Board and its committees were functioning effectively and whether the directors had the necessary skills, background and experiences to meet the company’s evolving needs. Based on this evaluation, the Governance Committee has recommended that all ten of our current directors be nominated for re-election. If elected, each will hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been duly elected and qualified. Information concerning all director nominees appears below.

Each of the nominees has consented to be named as a nominee and has indicated his or her intention to serve, if elected. If any nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

Our directors are elected by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote. In accordance with our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly offer his or her resignation to the Board. The Governance Committee shall consider the resignation offer and make a recommendation to the Board. In deciding the action to be taken with respect to any such resignation offer, the independent members of the Board shall consider a number of factors to determine what is in the best interests of the company and its shareholders.

Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, it is intended that the proxies received from shareholders will be voted FOR the election of the director nominees identified below.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of its nominees for director named below.

Information Regarding Director Nominees

The information provided below about each nominee is as of the date of this proxy statement. The information presented includes the names of each of the nominees, along with his or her age, all positions held with the company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the name of all other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. The information also includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Governance Committee to conclude that he or she should serve as a director of the company for the ensuing term.

Gregory R. Blatt, 42, has served as a member of the Board of Directors since August 2008. Since November 2003, Mr. Blatt has held positions of increasing responsibility with IAC/InterActiveCorp, or IAC, our former parent and a leading internet company. Since December 2010, Mr. Blatt has served as Chief Executive Officer of IAC. From February 2009 to December 2010, Mr. Blatt served as Chief Executive Officer of Match.com, the leading subscription based on-line dating service and an operating segment of IAC. From March 2005 through February 2009, Mr. Blatt served as Executive Vice President, General Counsel and Secretary of IAC and from

November 2003 through March 2005, Mr. Blatt served as Senior Vice President, General Counsel and Secretary. Prior to joining IAC, from May 1999 through October 2003, Mr. Blatt served as General Counsel of Martha Stewart Living Omnimedia, Inc., or MSO, an integrated media and merchandising company providing consumers with lifestyle content and products. Mr. Blatt was previously an associate at Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, and Wachtell, Lipton, Rosen & Katz, a New York law firm. Mr. Blatt also currently serves on the boards of directors of Interval Leisure Group, Inc. and Meetic, Inc.

During the time we were a subsidiary of IAC, Mr. Blatt gained unique insight into our business model and operations. As a result of his positions with IAC, Mr. Blatt has a deep understanding of online and offline marketing, as well as brand management. Mr. Blatt’s experiences as a mergers and acquisitions attorney, a media attorney, and a general counsel give him an in-depth understanding of the transactional, financial and legal issues impacting our company.

Patrick Bousquet-Chavanne, 53, has served as a member of the Board of Directors since August 2008. Since September 2009, Mr. Bousquet-Chavanne has held positions with Yoostar Entertainment Group, the owner and developer of the Yoostar technology and interactive entertainment system. Since May 2010, Mr. Bousquet-Chavanne has served as Co-Chairman of Yoostar and from September 2009 to May 2010, he served as President and Chief Executive Officer. From July 2008 to August 2009, Mr. Bousquet-Chavanne served as President, Chief Executive Officer and member of the board of directors of T-Ink, Inc., a company specializing in advanced conductive technology. From July 2001 through June 2008, Mr. Bousquet-Chavanne served as Group President of The Estée Lauder Companies Inc., a leading provider of skin care, makeup and fragrance products. Previously, Mr. Bousquet-Chavanne was President of Estée Lauder International, Inc. Prior to that, Mr. Bousquet-Chavanne served as Managing Director in the United Kingdom for Elizabeth Arden, a global prestige and beauty products company. Mr. Bousquet-Chavanne is a member of the board of directors of Brown-Forman Corporation and serves on the Advisory Board of the New York City Ballet.

Mr. Bousquet-Chavanne’s service with both The Estée Lauder Companies Inc. and Elizabeth Arden provide him with invaluable insight into the beauty industry. Beauty products are generally key entry points for customers of our HSN operating segment. In his roles with Yoostar, Mr. Bousquet-Chavanne also has insight into the retail electronics market, another important category for HSN. As a result of Mr. Bousquet-Chavanne’s knowledge of these two merchandise categories and his many years of experiences developing brands and marketing to women, he is able to provide valuable strategic insight on reaching consumers and on the importance of innovation.

Michael C. Boyd, 69, has served as a member of the Board of Directors since August 2008. Mr. Boyd currently serves on the board of directors of FourthWall Media, formerly known as BIAP.com and a leading provider of interactive television and advanced advertising solutions. From 2002 to 2010, Mr. Boyd served as Chairman and Chief Executive Officer of Longport, Inc., a medical technology company specializing in high resolution imaging. In 1986, Mr. Boyd was a co-founder of QVC, Inc., a leader in consumer direct commerce and one of our direct competitors in the direct response television arena. He served as President until his retirement in 1994. Mr. Boyd previously served on the board of directors of SHOP.COM, a site devoted to delivering a comprehensive shopping experience on the web, and The Franklin Mint, the world’s leading private mint. Mr. Boyd has been nominated as a director by Liberty Media Corporation, our largest shareholder. See “Certain Relationships and Related Party Transactions—Relationship Between HSNi and Liberty.”

Mr. Boyd’s experience with QVC and his service on the board of directors of Fourth Wall Media, and formerly SHOP.COM, provide him with valuable insight into the electronic retailing and direct-to-consumer markets. Mr. Boyd also has extensive experience in the direct response catalog and collectible businesses. Mr. Boyd’s professional experiences and his significant knowledge of issues that directly impact the television retail and catalog industries make him particularly well-suited for service to HSNi.

William Costello, 64, has served as a member of the Board of Directors since August 2008. Beginning in November 1989 and through his retirement in March 2007, Mr. Costello served in a number of executive positions with QVC. He joined QVC as its Chief Financial Officer in November 1989, became President of QVC International in July 2001 and Chief Operating Officer in May 2002. Prior to joining QVC, Mr. Costello served as Chief Financial Officer, then Chief Operating Officer and a member of the board of directors of Best Products, a catalog showroom retailer. Prior to joining Best Products, Mr. Costello was a partner at KPMG LLP. Mr. Costello was nominated as a director of HSNi by Liberty Media Corporation. See “Certain Relationships and Related Party Transactions—Relationship Between HSNi and Liberty.”

Mr. Costello’s executive positions with QVC have given him important insight into the area of electronic retailing and his experience with Best Products has given him valuable insight into the catalog business. Mr. Costello’s professional experiences as well as his financial acumen enable him to provide significant contributions to HSNi, particularly in the areas of operations and finance.

James M. Follo, 51, has served as a member of the Board of Directors since August 2008. Since January 2007, Mr. Follo has served as Senior Vice President and Chief Financial Officer of The New York Times Company, a diversified media company that includes newspapers and internet businesses. From July 1998 through March 2006, Mr. Follo served in various senior financial management positions at MSO, most recently as Chief Financial and Administrative Officer. Mr. Follo is a certified public accountant.

As the Chief Financial Officer of The New York Times, Mr. Follo’s responsibilities include all treasury, financial reporting, financial management, investor relations, taxes and internal audit oversight. Mr. Follo’s professional experiences enable him to qualify as an “audit committee financial expert” as defined by the SEC. Mr. Follo also has experience in such industries as print media, digital media, television, licensing and product design, catalog and e-commerce, all industries in which HSNi also operates. As a result of Mr. Follo’s extensive business and financial experience, he is able to provide valuable business, financial and risk management advice. Mr. Follo’s specific experiences and leadership skills make him a valuable asset to our Board and a natural leader for our Audit Committee.

Mindy Grossman, 53, has served as a member of our Board of Directors and Chief Executive Officer since completion of the spin-off in August 2008. Commencing in April 2006 and through the spin-off, Ms. Grossman served as Chief Executive Officer of IAC Retailing, which consisted of HSN, Cornerstone Brands and two other IAC e-commerce businesses. Ms. Grossman joined IAC from Nike, Inc., the largest seller of athletic footwear and apparel in the world, where she served as Vice President and head of the company’s global apparel business from October 2000 to March 2006. From October 1995 to October 2000, Ms. Grossman was President and CEO at Polo Jeans Company, then a licensee of Polo Ralph Lauren Corporation, and from October 1994 to October 1995, Vice President of New Business Development at Polo Ralph Lauren Corporation, a global leader in the design, marketing and distribution of premium lifestyle products. From September 1991 to October 1994, Ms. Grossman was President of the Chaps Ralph Lauren division of Warnaco’s Menswear and Executive Vice President of Warnaco Menswear division. From June 1987 to September 1991, Ms. Grossman was Vice President of Sales and Merchandising at Tommy Hilfiger. Ms. Grossman serves on the board of directors at the National Retail Federation, as well as on the board of Cosmetic Executive Women. She is the Chairperson of the Fashion Institute of Technology’s Executive Women in Fashion Advisory Board, and is a member of the advisory board of the J. Baker School of Retail at the Wharton School of Business.

Ms. Grossman is a 33-year veteran of the apparel and retail industries and is well-known for brand strategy and business development. She gained significant experience building businesses at Nike, Polo Jeans, Ralph Lauren and Tommy Hilfiger and, since becoming CEO of HSNi in 2006, has used this experience to help transform and relaunch HSN and to develop and expand the brand and product portfolio. Ms. Grossman brings to the Board extensive leadership, business and management experience, including specific experience in brand development. Ms. Grossman’s service as a director and CEO establishes a critical link between the Board and the senior leaders at HSNi, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.

Stephanie Kugelman, 63, has served as a member of our Board of Directors since August 2008. Ms. Kugelman currently serves as a principal of A.S.O., A Second Opinion, a brand consultancy firm that she founded in 2007. Prior to that, for 36 years and until her retirement in 2007, Ms. Kugelman was employed by Young & Rubicam, a marketing and communications company specializing in advertising, public relations, direct marketing and brand identity consulting. During her tenure at Young & Rubicam, Ms. Kugelman served in increasingly senior roles, most recently as Vice Chairman and Chief Strategic Officer from June 2001 to March 2007 and as Chairman and Chief Executive Officer of Young & Rubicam’s New York office from May 1999 to May 2001. Ms. Kugelman continues to serve as a Vice Chairman Emeritus at Young & Rubicam. She is also a member of the board of directors of Whole Foods Market, Inc., the world’s largest retailer of natural and organic foods, as well as Safe Horizon, a support and advocacy agency for victims of crime and abuse.

Ms. Kugelman has significant experience with research, strategy, branding and management through her many years with Young & Rubicam. Through her consulting firm, Ms. Kugelman also specializes in consulting on strategy and marketing. Ms. Kugelman brings significant insight on strategic matters such as brand development, management and marketing. Through her professional and personal experiences, Ms. Kugelman is able to identify with our core customers and provide tremendous insight into the buying trends of those core customers.

Arthur C. Martinez, 71, has served as the Chairman of the Board since August 2008. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears Roebuck and Co., positions he held since 1995. From 1992 to 1995, he was Chairman and Chief Executive Officer of the former Sears Merchandise Group, the fourth largest broadline retailer with approximately 3,900 retail stores. From 1990 to 1992, Mr. Martinez served as Vice Chairman and a director of Saks Fifth Avenue, a fashion retail organization. Mr. Martinez is currently a member of the boards of directors of American International Group, Inc., IAC, International Flavors & Fragrances Inc., Liz Claiborne, Inc. and PepsiCo, Inc. In addition, Mr. Martinez serves as a Trustee of Greenwich Hospital, Northwestern University, the Chicago Symphony Orchestra and Maine Coast Heritage Trust. Mr. Martinez previously served as Chairman of the Supervisory Board of ABN AMRO Holding, N.V.

Mr. Martinez’s significant experience working in the retail industry and advising and counseling members of senior management has made him a valuable resource to our executive officers. As a result of his significant professional experience in the retail environment, Mr. Martinez is very familiar with issues related to strategy, finance and operations faced by HSNi. Mr. Martinez’s service on the boards of several leading public companies enables him to provide critical corporate governance and compliance insights as well as ensure that our Board meetings are efficiently and effectively run.

Thomas J. McInerney, 46, has served as a member of the Board of Directors since August 2008. Since January 2003, Mr. McInerney has held positions of increasing responsibilities with IAC. Since January 2005, Mr. McInerney has been Executive Vice President and Chief Financial Officer of IAC. From January 2003 through December 2005, Mr. McInerney served as Chief Executive Officer of the retailing division of IAC (which included HSN and Cornerstone). Beginning in May 1999 and through January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster and its predecessor company, Ticketmaster Online-Citysearch, Inc., a leading live entertainment ticketing and marketing company. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal. Mr. McInerney also serves on the board of directors of Interval Leisure Group, Inc.

Mr. McInerney has served as a senior executive officer of IAC for over eight years and he served as Chief Executive Officer of HSNi’s predecessor company for three of those years. As a result, Mr. McInerney has specific knowledge of our business model and operations. Mr. McInerney’s experience with technology companies, gained through his years with IAC, enables him to provide valuable insight as we continue to expand our business model on to different platforms. The Board has been able to leverage Mr. McInerney’s significant knowledge of financial matters as well as specific knowledge of HSNi historical matters.

John B. (Jay) Morse, Jr., 64, has served as a member of the Board of Directors since December 2008. From November 1989 and until his retirement in December 2008, Mr. Morse served as Senior Vice President—Finance and Chief Financial Officer of The Washington Post Company, a diversified education and media company. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions, Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Mr. Morse is currently a member of the board of directors of Host Hotels & Resorts Inc. (formerly Host Marriott Corporation) and AES Corporation. Mr. Morse also serves as a Trustee and President Emeritus of the College Foundation of the University of Virginia and is a former member of the Financial Accounting Standards Advisory Council (FASAC), an advisory group to the Financial Accounting Standards Board.

Mr. Morse brings substantial executive experience to our Board, specifically in the areas of finance, board oversight and investments. In his former positions, Mr. Morse was responsible for preparation of financial statements and SEC filings as well as treasury, tax, audit and risk management. Mr. Morse’s experiences enable him to qualify as an “audit committee financial expert.” He has significant financial knowledge as demonstrated by his work history, his current service on the audit committees of Host Hotels & Resorts, Inc. and AES Corporation and his involvement with the FASAC. Mr. Morse’s experience with companies operating in different industries enables him to provide broad perspectives.

Assuming election of all nominees above, below is a list of persons who will constitute our Board of Directors following the meeting, including their committee assignments. Additional information regarding the roles and responsibilities of each of the different committees is provided in the section entitled “Corporate Governance.”

Name	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Governance and Nominating Committee
Gregory R. Blatt	—	—	—	—
Patrick Bousquet-Chavanne*	—	X	—	X
Michael C. Boyd*	X	—	—	—
William Costello	—	—	—	—
James M. Follo*	Chair	—	—	X
Mindy Grossman	—	—	X	—
Stephanie Kugelman*	—	X	—	—
Arthur C. Martinez*	—	—	X	Chair
Thomas J. McInerney	—	—	X	—
John B. (Jay) Morse, Jr.*	X	Chair	—	—

*	Independent Director

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

Proposal 2 is to ratify the appointment of our independent registered certified public accounting firm. Based on the recommendation of our Audit Committee, the Board of Directors has appointed Ernst & Young LLP, or E&Y, as our independent registered certified public accounting firm for the fiscal year ending December 31, 2011. E&Y has served as our independent registered certified public accounting firm since 2008. A representative of E&Y is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Our By-Laws do not require that the shareholders ratify the appointment of E&Y; however, we are submitting the appointment of E&Y to the shareholders for ratification as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain E&Y. Even if the appointment is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of HSNi and our shareholders.

The ratification of the appointment of E&Y as our independent registered certified public accounting firm for 2011 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for 2011.

Fees Paid to Our Independent Registered Certified Public Accounting Firm

The following table describes the fees for all professional services rendered by E&Y for the audit of our financial statements for 2009 and 2010 and for other services rendered by E&Y:

	2009	2010
Audit Fees (1)	$1,447,585	$1,385,839
Audit Related Fees	—	—
Tax Fees (2)	120,000	36,564
All Other Fees	—	—

Total Fees	$1,567,585	$1,422,403

(1)	Audit Fees include fees associated with the annual audit of our consolidated financial statements and review of our consolidated financial statements included in our periodic reports and other services related to SEC matters.
(2)	Tax Fees represent fees for corporate and subsidiary tax consulting.

Audit and Non-Audit Services Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation of and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee determines the scope of the independent auditor’s engagement and approves the fees and other compensation to be paid. On an annual basis, the Audit Committee reviews and discusses with the independent auditor all significant relationships the firm has with HSNi to determine the auditor’s independence.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, in accordance with guidelines established by the Audit Committee, performed by our independent registered certified public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee on the services provided by the independent registered certified public accounting firm and the fees for the services performed to date. All services performed by E&Y during fiscal years 2009 and 2010 were approved in accordance with this policy.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal and Required Vote

Proposal 3 is to approve the compensation of our named executive officers, or NEOs, disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation discussion and analysis, compensation tables and narrative discussion. These are described in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.” This proposal, commonly known as a “say on pay” proposal, is in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Reform Act, which requires companies such as HSNi to include an advisory vote on executive compensation at certain shareholder meetings held on or after January 21, 2011.

The advisory vote is non-binding, meaning that our Board will not be obligated to take any compensation actions or adjust our executive compensation in response to the vote. The proposal gives shareholders the opportunity to endorse or not endorse our fiscal 2010 executive compensation, including philosophy, programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, the Compensation Committee and the Board will review the results of the vote. To the extent there is a significant vote against the compensation of our NEOs, we would expect to communicate with our shareholders to better understand the concerns that influenced that vote. The Board and Compensation Committee would consider constructive feedback obtained through this process in making future determinations concerning our executive compensation.

The Board of Directors unanimously recommends that the shareholders vote FOR the approval, on an advisory basis, of the compensation of our NEOs as described in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

Information Regarding Executive Compensation

As described in the Executive Compensation and the Compensation and Discussion Analysis sections included in this proxy statement, the Compensation Committee has developed an executive compensation program and related practices, policies and procedures, designed to attract and retain talent critical to our long-term success, reward performance and align the interests of our NEOs with the interests of our shareholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our NEOs is directly related to performance factors that measure our progress against the goals of our operating plan. We believe that our executive compensation program is strongly aligned with the interests of our shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement, which discuss and describe how our compensation policies and procedures implement our compensation philosophy. Management of the company and the Compensation Committee believe that the compensation program is instrumental in helping HSNi achieve strong financial performance.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF VOTING

ON EXECUTIVE COMPENSATION

Proposal and Required Vote

Proposal 4 is to vote on a non-binding advisory proposal regarding the frequency of the advisory shareholder vote on the compensation of our NEOs discussed in Proposal 3 above. Pursuant to the Reform Act, at least once every six years, we are required to provide our shareholders with the right to cast an advisory vote on the frequency of the advisory vote on executive compensation. In casting their advisory vote, shareholders may choose among the following four options: (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial) or (4) to abstain from voting on the matter.

Because your vote is advisory, it will not be binding upon the company or the Board of Directors; however, the Board of Directors will take into account the outcome of the vote when considering the frequency of the advisory shareholder vote on executive compensation.

The Board of Directors unanimously recommends that the shareholders vote for the approval, on an advisory basis, of a triennial vote, or vote every three years, on the compensation of our NEOs.

Information Regarding Frequency of Review of Executive Compensation

The Board believes that a triennial vote is most appropriate because a three-year period is more closely aligned with the longer-term view that the Compensation Committee takes with respect to significant components of our NEOs’ compensation, and would provide shareholders the appropriate time frame to evaluate the effectiveness of these programs. Additionally, a longer period of time between votes would provide the opportunity for shareholders and advisory services to engage in more thoughtful analysis and would facilitate more meaningful dialogue between shareholders and the Board regarding our executive compensation practices, which are best measured over a more complete awards cycle.

Like the advisory vote on compensation, the advisory vote on frequency of such vote is non-binding. Although the vote is non-binding, our Board and the Compensation Committee will review the voting results and, depending on the voting results, the Board and the Compensation Committee may consider an advisory vote more frequently than triennially.

CORPORATE GOVERNANCE

Generally

Our Board of Directors is elected by the shareholders to oversee management in the conduct of HSNi’s business and to assure that the long-term interests of our shareholders are being served. The Board holds regularly scheduled meetings at least quarterly and as otherwise needed to consider corporate decisions requiring its attention and action. The Board has four standing committees: the Audit Committee, the Compensation and Human Resources Committee (also referred to as the Compensation Committee), the Governance and Nominating Committee (also referred to as the Governance Committee), and the Executive Committee. With the exception of the Executive Committee, each of the committees operates under a written charter which may be found on our corporate website at www.hsni.com. The principal responsibilities of these committees are described below.

Code of Ethics and Corporate Governance Guidelines

The Board of Directors adopted a Code of Business Conduct and Ethics which is applicable to all employees of HSNi, including all of our NEOs and directors. The code reflects our commitment to the conduct of our business affairs in accordance with not only the requirements of the law but also standards for ethical conduct that will maintain and foster our reputation for honest and straightforward business dealings.

The Board also adopted Corporate Governance Guidelines to provide a flexible framework for the effective functioning of the Board of Directors. HSNi’s corporate governance practices are designed to align the interests of the Board and management with those of HSNi’s stockholders and to promote honesty and integrity throughout the company. The guidelines address, among other things, the composition and functions of the Board of Directors, qualifications of Board and committee members, stock ownership guidelines and the process for the selection of new directors.

These documents are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices. In 2010, the Board of Directors approved an amendment to the Code of Ethics to add an executive compensation recovery, or clawback policy, applicable to all of our executive officers.

These documents, as well as other documents relating to corporate governance at HSNi, are available in the corporate governance section of our website at www.hsni.com. You may also obtain copies of these materials, free of charge, by sending a written request to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, FL 33729, Attn: Corporate Secretary.

Director Qualifications

The Board seeks members from diverse personal and professional backgrounds who combine a broad spectrum of experience and expertise to facilitate Board deliberations that reflect a broad range of perspectives. While the company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, we broadly construe diversity to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity, as well as other differentiating characteristics. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. We also expect our directors to stay informed about issues that are relevant to the company.

The Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. The Governance Committee believes that each of our directors has the qualities and skills that are necessary to effectively serve the Board of Directors. In addition, each of our directors has certain specific experience, qualities, attributes and/or skills that make him or her uniquely qualified to serve as a director of HSNi.

Director Nominations Process

Directors may be nominated by the Board of Directors or by shareholders in accordance with our By-Laws. In order to fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Governance Committee annually reviews the size and composition of the Board and its committees. In accordance with our Corporate Governance Guidelines, with respect to each nominee, the committee considers director qualifications (as described above), director independence, other directorships or significant activities, service on other boards and the results of the annual evaluations of the Board and its members.

The Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Governance Committee will evaluate a candidate’s qualifications and review all proposed nominees, including those proposed by shareholders. While the Governance Committee may retain a third party to assist in the nomination process, it has not done so to date.

Eligible shareholders may nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of shareholders, nomination by a shareholder must be made by written notice delivered to the Corporate Secretary not less than 45 days nor more than 75 days prior to the anniversary of the date on which we first mailed the proxy materials for our last annual meeting. An eligible shareholder’s notice to the Corporate Secretary must be in writing and be delivered to HSN, Inc., Legal Department, 1 HSN Drive, St. Petersburg, Florida 33729, Attn: Corporate Secretary, and must include:

•	the name and address of the shareholder as they appear on our books;

•	the class, series, and number of securities that are owned by the shareholder;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has the right to vote any shares;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director, if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A shareholder’s compliance with these procedures will not require HSNi to include information regarding a proposed nominee in HSNi’s proxy solicitation materials.

Pursuant to an agreement with Liberty Media Corporation, our largest shareholder, so long as Liberty beneficially owns securities representing at least 20% of the total voting power of HSNi’s equity security, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules.

Director Independence

It is the Board’s policy that a majority of the members of the Board shall be directors who are independent. Under applicable listing standards, the Board must determine the independence of its directors in light of their relationships with HSNi and in light of applicable listing standards. To determine independence, the Board uses the NASDAQ rules and reviews information obtained from director questionnaires, our records and publicly available information regarding relationships with HSNi. Following these determinations, management monitors transactions, relationships and arrangements that it has considered, as well as any new relationships, for developments that could affect its determinations.

The Board, upon the recommendation of the Governance Committee, has determined that each of Messrs. Bousquet-Chavanne, Boyd, Follo, Martinez and Morse and Ms. Kugelman are independent.

This independence determination is analyzed annually in both fact and appearance to promote arms-length oversight.

Board Leadership Structure

Our Corporate Governance Guidelines do not require that we separate the roles of Chairman of the Board and Chief Executive Officer (“CEO”); however, we do currently separate these roles. The CEO is responsible for setting the strategic direction of HSNi and for the day-to-day leadership and performance of the company. The Chairman is the Board’s principal liaison with management, with particular focus on public company reporting obligations and corporate governance matters. Our Chairman maintains an effective working relationship with the CEO and senior management, provides ongoing guidance to the CEO as to the Board’s needs, interests and opinions and sets the agenda for Board meetings and presides over such meetings. We believe the current structure provides strong leadership for our Board, while also positioning the CEO as the leader of the company for our investors, employees and other stakeholders.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or a particular director may send such communication to HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s).

The Board of Directors and Committees

The Board

HSNi’s business is conducted by its employees, under the direction of the CEO and with oversight by the Board of Directors. Board members are elected by the shareholders to oversee management and to assure that the interests of the shareholders are being served. Both the Board and management recognize that the interests of the shareholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, customers, vendors, suppliers, government officials and the public at large. The Board believes the primary responsibilities of directors are to exercise their business judgment in good faith and to act in a manner they reasonably believe is in the best interests of the company and its shareholders. Directors must fulfill their responsibilities consistent with their fiduciary duties to shareholders and in compliance with all applicable rules and regulations.

In 2010, the Board met four times and acted by written consent once. Each member of the Board of Directors attended at least 75% of the meetings of the Board and the Board committees on which the director served. Although HSNi has no policy with respect to director attendance at annual meetings, it is anticipated that all Board members will attend the annual meetings of shareholders in person.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. The committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered certified public accounting firm, (4) the performance of our internal audit function and independent registered certified public accounting firm, and (5) our compliance with legal and regulatory requirements. The committee is also directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm.

The Audit Committee is also responsible for oversight over the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the company’s formal written policy. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by company employees of concerns regarding accounting and auditing matters.

The Audit Committee must consist of no fewer than three members, all of whom must be independent in accordance with applicable listing standards and at least one member must be a “financial expert” as defined under SEC rules. The Audit Committee currently consists of Messrs. Boyd, Follo and Morse, with Mr. Follo serving as Chairman of the committee. Each of the Audit Committee members is considered “independent” as defined in the NASDAQ rules and SEC rules and regulations applicable to audit committees. The Board of Directors has determined that Mr. Follo and Mr. Morse are both “audit committee financial experts,” as such term is defined in applicable SEC rules. In 2010, the Audit Committee met seven times.

Compensation and Human Resources Committee

The Compensation Committee exercises the powers of the Board of Directors pertaining to compensation and benefits, including incentive/bonus plans, stock compensation plans, retirement programs, insurance plans and salary matters relating to the compensation of the CEO and other executive officers. The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement.

The Compensation Committee must consist of no fewer than two members, all of whom must be independent in accordance with applicable listing standards. In addition, at least two members must qualify as “outside” directors within the meaning of Section 162(m) of the Code. The Compensation Committee currently consists of Ms. Kugelman and Messrs. Morse and Bousquet-Chavanne, with Mr. Morse serving as Chairman of the committee. Each of the Compensation Committee members is considered “independent” as defined in the NASDAQ rules and qualifies as an “outside” director within the meaning of Section 162(m) of the Code. In 2010, the Compensation Committee met six times and acted by written consent two times.

Governance and Nominating Committee

This committee was originally established in August 2008 as the Nominating Committee and performed traditional nominating committee type functions. In December 2009, the committee and Board determined it was in our best interest to have a governance committee and revised the name, authority and responsibilities of this committee to include corporate governance and oversight. The Governance Committee oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and makes recommendations to the Board with respect to director nominees and the membership of the Board committees. The Governance Committee also reviews and recommends to the Board compensation and benefits for non-employee directors. The committee annually evaluates our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The committee also reviews and assesses the channels through which the Board receives information and the quality and timeliness of that information.

Although the NASDAQ rules do not require that listed companies have a nominating/governance committee, they do require that all director nominees be selected or recommended for the board of directors’ selection either by a majority of independent directors or by a nominating committee composed solely of independent directors. As a result, our Governance Committee is comprised solely of independent directors. In 2010, the Governance Committee consisted of Messrs. Bousquet-Chavanne, Follo and Martinez, with Mr. Martinez serving as Chairman of the committee. Each of the Governance Committee members is considered “independent” as defined in the NASDAQ rules. In 2010, the Governance Committee met three times.

Executive Committee

The Executive Committee has all power and authority of our Board of Directors, except those powers specifically reserved to our Board of Directors by Delaware law or our organizational documents. The Executive Committee serves primarily as a means for addressing issues that may arise and require Board approval between regularly scheduled Board meetings.

The Executive Committee consists of Ms. Grossman and Messrs. Martinez and McInerney. During 2010, the committee did not meet and did not take any action.

Other Committees

In addition to its standing committees, our Board of Directors may from time to time establish other committees of our Board of Directors, consisting of one or more of its directors.

The Board’s Role in Risk Oversight

The Board performs its risk oversight role in several different ways. The Board of Directors has allocated some areas of focus to its committees and has retained some areas of focus for itself. The Board has primary responsibility for overall enterprise risk management as well as oversight of the company’s strategic, operational, legal and regulatory and reputational risks. Board meetings regularly include strategic overviews by the CEO and CFO that describe the most significant issues, including risks, affecting HSNi. Risks are identified and managed in accordance with the company’s risk management policy. HSNi’s risk management policy includes a formal process to identify and document the key risks to the company and present these to the Board of Directors.

Our Audit Committee has primary responsibility for HSNi’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee is responsible for risks related to compensation matters and for periodically reviewing incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary or excessive risk taking. The Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes.

Ultimately, though, management is responsible for the day-to-day risk management process, including identification of key risks and implementation of policies and procedures to manage, mitigate and monitor risks. In fulfilling these duties, an Enterprise Risk Management Committee consisting of key members of management (including the Chief Financial Officer and General Counsel), was formed to assist the Board in fulfilling its oversight responsibilities. The Enterprise Risk Management Committee and/or senior management report regularly to the Board and its committees on areas of material risk to the company.

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between HSNi and any “related person” of HSNi must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of HSNi as any HSNi director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

In August 2008, our Board adopted a written Policy for the Review and Approval of Related-Person Transactions. The policy provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include any individual or series of related transactions, arrangements or relationships (including but not limited to indebtedness or guarantees of indebtedness), whether actual or proposed in which:

•	HSNi was or is to be a participant;

•	the amount involved exceeds $120,000; and

•

the related person has or will have a direct or indirect material interest. Whether the related person has a material direct or indirect interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any other transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks not only to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director, but also to the consistency of the transaction with the best interests of HSNi and our shareholders. As the policy describes in more detail, the factors underlying these considerations include:

•	whether the transaction is likely to have any significant negative effect on HSNi, the related person or any HSNi partner;

•	whether the transaction can be effectively managed by HSNi despite the related person’s interest in it;

•	the purpose, and the potential benefits to HSNi, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services on comparable or more favorable terms.

Succession Planning

The Board views succession planning, for the CEO as well as certain other key executive officers, as one of its primary responsibilities. Pursuant to our Corporate Governance Guidelines, the full Board has primary responsibility for developing succession plans for the CEO and key executive officers.

Each year, our Compensation Committee annually reviews the performance of the senior leaders to, among other things, determine their compensation and assist in the establishment of annual goals for the executive officers. The CEO provides an annual report to the Board assessing senior managers and their potential to succeed the CEO and/or other executive officers. This report is developed in consultation with our Executive Vice President of Human Resources and the chair of our Compensation Committee and includes contingency plans in the event of our CEO’s termination of employment with HSNi for any reason. This process is enterprise-wide for senior leaders up to and including our CEO.

Director Compensation

General

The Governance Committee has primary responsibility for establishing director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors’ interests with those of our shareholders. When considering non-employee director compensation arrangements, our management will provide the Governance Committee with information regarding various types of non-employee director compensation arrangements and practices of selected peer companies.

In order to align the interests of our directors with those of our shareholders, a significant portion of the director fees are paid in the form of equity. Each non-employee director (other than Mr. Martinez) received an equity award, with a dollar value of $100,000 upon his or her initial election to the Board of Directors and receives grants in the same amount annually thereafter upon re-election at our annual meeting of shareholders. In addition, each non-employee member of our Board of Directors receives an annual cash retainer in the amount of $50,000, which is payable quarterly. Each member of the Audit Committee and Compensation Committee (including their respective chairs) receives an additional annual cash retainer in the amount of $10,000. Each member of the Governance Committee receives an additional annual cash retainer in the amount of $5,000. The chair of each of the Audit Committee and Compensation Committee receives an additional cash retainer in the amount of $15,000. HSNi does not compensate employees for service on the Board.

Mr. Martinez serves as Chairman of the Board. For his services as Chairman, Mr. Martinez is paid an annual retainer of $250,000 and an annual equity grant with a dollar value of $250,000.

The original compensation program for non-employee directors was developed in 2008. In 2010, the Governance Committee conducted a review of the compensation paid to our non-employee directors. The committee retained Frederic W. Cook & Co., Inc. (“FWC”) which reviewed the company’s current director compensation as compared to the compensation structure of other companies in HSNi’s peer group. Based on this review and recommendation from the Governance Committee, the Board of Directors determined that the non-employee director compensation would remain the same; however, effective May 2011, the annual equity award granted upon election or re-election to the Board of Directors shall be paid in the form of deferred stock units, or DSUs, instead of restricted stock units, or RSUs. The DSUs would be payable in actual HSNi shares six months following termination of Board service. In addition, the Board determined to change equity vesting from two-year vesting to one-year vesting to be consistent with the Board members’ service for a one-year term.

Deferred Compensation Plan for Non-Employee Directors

Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of our common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on the common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to serve as such, he or she will receive (i) with respect to share units, such number of shares of our common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or in up to five annual installments, as previously elected by the eligible director at the time of the related deferral election.

2010 Director Compensation

The following table sets forth information for the fiscal year ended December 31, 2010 regarding compensation of our non-employees directors:

Name	Fees Earned and Paid in Cash (1)	Stock Awards (2)(3)	Total
Gregory R. Blatt	$50,000	$100,001	$150,001
Patrick Bousquet-Chavanne	—	164,251	164,251
Michael C. Boyd	60,000	100,001	160,001
William Costello	—	150,001	150,001
James M. Follo	84,325	100,001	184,325
Stephanie Kugelman	60,000	100,001	160,001
Arthur C. Martinez	250,000	250,014	500,014
Thomas J. McInerney	50,000	100,001	150,001
John B. (Jay) Morse, Jr.	68,000	117,001	185,001

(1)	Includes fees with respect to which directors elected to defer and credit to a cash fund pursuant to our Deferred Compensation Plan for Non-Employee Directors, including accrued interest. Does not include fees with respect to which directors elected to defer and credit towards the purchase of share units.

(2)	Reflects the dollar amount for (i) the RSUs granted to the directors in 2010, and (ii) the share units credited to the journal-entry accounts of certain directors who elected to defer a portion of their 2010 fees towards the purchase of share units pursuant to our Deferred Compensation Plan for Non-Employee Directors.

(3)	For the year ended December 31, 2010, the non-employee directors described below were granted the aggregate number of RSUs and, in certain cases, share units issued in lieu of fees under our Deferred Compensation Plan for Non-Employee Directors:

Name	RSUs and Share Units Earned as Director Compensation
Gregory R. Blatt	3,879
Patrick Bousquet-Chavanne	6,157
Michael C. Boyd	3,879
William Costello	5,651
James M. Follo	3,879
Stephanie Kugelman	3,879
Arthur C. Martinez	9,698
Thomas J. McInerney	3,879
John B. (Jay) Morse, Jr.	4,481

Report of the Audit Committee

Management is responsible for our internal controls and financial reporting process. Management is also responsible for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles and applicable rules and regulations. Ernst & Young LLP, HSNi’s independent registered certified public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing reports thereon.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of HSNi and the audits of HSNi’s financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of our financial statements; (2) the effectiveness of HSNi’s internal control over financial reporting, (3) the qualifications and independence of HSNi’s independent registered certified public accounting firm, (4) the performance of HSNi’s internal audit department and independent registered certified public accounting firm; and (5) compliance by HSNi with legal and regulatory requirements. The Committee is directly responsible for the appointment (subject to shareholder ratification), compensation, retention, and oversight of the independent registered certified public accounting firm.

In fulfilling its obligations, the Audit Committee met seven times in 2010 and held discussions with management, the company’s internal auditor and Ernst & Young LLP, or E&Y, both collectively and independently. The Audit Committee appointed E&Y and discussed with E&Y the overall scope and plans for the independent audit. The Audit Committee pre-approved all audit and non-audit services to be performed by E&Y. The Audit Committee regularly received reports from and met with management, internal audit and E&Y. In addition, among other things, the Audit Committee (1) reviewed all related party transactions in accordance with HSNi’s formal written policy; (2) complied with the procedures established by HSNi for the receipt, retention and treatment of complaints received by HSNi regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by company employees of concerns regarding accounting and auditing matters; (3) regularly discussed HSNi’s legal and regulatory environment, including specific legal and regulatory challenges; and (4) discussed with management HSNi’s major financial risks and the steps management has taken and will take to monitor and control such exposures.

In performance of its duties with respect to HSNi’s financial statements, the Audit Committee regularly met separately with E&Y, with and without management present, to discuss the results of their examinations, including the integrity, adequacy, and effectiveness of the accounting and financial reporting process and controls, and the overall quality of our financial reporting. In addition to discussing key areas, management, internal audit and E&Y also made presentations to the Audit Committee on specific topics of interest, including the audit process and methodology, SEC guidance and methodologies utilized by management for significant policies and accounting estimates.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of HSNi for the fiscal year ended December 31, 2010 with management and E&Y. The Audit Committee also reviewed HSNi’s quarterly financial statements with management and E&Y. The committee discussed HSNi’s interim financial information contained in each quarterly earnings announcement with HSNi’s Chief Financial Officer, HSNi’s Chief Accounting Officer and E&Y prior to public release.

In addition, the committee reviewed and discussed HSNi’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting. The Audit Committee also reviewed and discussed, together with management and E&Y, the results of management’s assessment of the effectiveness of HSNi’s internal control over financial reporting and E&Y’s audit of internal control over financial reporting.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board in

Rule 3200T, “Communication with Audit Committees.” The Audit Committee has also received the written disclosures and the letter from E&Y required pursuant to Rule 3526 of the Public Company Accounting Oversight Board “Communication with the Audit Committees Concerning Independence,” and the Audit Committee has discussed with E&Y the firm’s independence. In addition, the Audit Committee considered whether the non-audit services provided by E&Y could impair its independence and concluded that such services would not.

Based on its review and the meetings, discussions and reports described above, and subject to the limitations of its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for HSN, Inc. for the fiscal year ended December 31, 2010 be included in our Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the SEC.

Members of the Audit Committee

James M. Follo (Chairman)

Michael C. Boyd

John B. Morse, Jr.

Compensation Committee Interlocks Insider Participation

None of the members of the Compensation Committee is, or was during the last completed fiscal year, an employee or officer of HSNi or a former employee of HSNi, nor did any of them have any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, or the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers have served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board or the Compensation Committee.

Report of the Compensation and Human Resources Committee

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC and set forth in this proxy statement. The Compensation Committee has reviewed and discussed with management the company’s incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. Based upon its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation and Human Resources Committee

John B. Morse, Jr. (Chairman)

Patrick Bousquet-Chavanne

Stephanie Kugelman

MANAGEMENT

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 31, 2011.

Name	Age	Position(s)
Mindy Grossman	53	Chief Executive Officer and Director of HSNi
Judy A. Schmeling	51	Executive Vice President and Chief Financial Officer of HSNi
Gregory J. Henchel	43	Executive Vice President, General Counsel and Secretary of HSNi
Lisa A. Letizio	48	Executive Vice President, Human Resources of HSNi
Lynne Ronon	58	Executive Vice President, Merchandising of HSN

Mindy Grossman’s biography is set forth under the heading “Proposal 1—Election of Directors.”

Judy A. Schmeling has served as Executive Vice President and Chief Financial Officer of HSNi since completion of the spin-off in August 2008. Ms. Schmeling has held positions of increasing responsibility with HSN, one of HSNi’s two operating segments, since joining the company in September 1994. From February 2002 through August 2008, she served as Executive Vice President and Chief Financial Officer of HSN, when it was IAC Retailing. From November 1999 to February 2002, Ms. Schmeling served as Senior Vice President, Finance; from January 2001 to February 2002, served as Chief Operating Officer of HSN’s international operations and from January 1998 to November 1999, as Vice President, Strategic Planning and Analysis. Ms. Schmeling served as Director of Investor Relations and Operating Vice President, Finance of HSN from September 1994 to January 1998 during the time in which HSN was a separately traded public company. Prior to joining HSN, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm where she held various positions from 1982 to 1986.

Gregory J. Henchel has served as Executive Vice President, General Counsel and Secretary of HSNi since February 2010. Prior to joining HSNi, Mr. Henchel was Senior Vice President and General Counsel of Tween Brands, Inc. from October 2005 to February 2010. Mr. Henchel served as the company’s Secretary since August 2008. From May 1998 to October 2005, Mr. Henchel served Cardinal Health, Inc., a global medical device, pharmaceutical and healthcare technology company. From 2001 to 2005, Mr. Henchel served as Assistant General Counsel of Cardinal and from 1998 to 2001, Mr. Henchel served as Senior Litigation Counsel. Prior to his service at Cardinal Health, Mr. Henchel was an associate with the law firm of Jones Day from September 1993 to May 1998. Mr. Henchel also serves on the Board of Directors of the Electronic Retailing Association.

Lisa A. Letizio has served as Executive Vice President, Human Resources of HSNi since completion of the spin-off in August 2008. In this capacity, Ms. Letizio oversees the Human Resources team for all of HSNi, which includes both the HSN and the Cornerstone operating segments. From 1998 and until the spin-off, Ms. Letizio served as Executive Vice President, Human Resources of HSN and Cornerstone (since its acquisition in 2005). Previously, Ms. Letizio spent six years as Vice President of Human Resources for the Timberland Company, a company listed on the New York Stock Exchange and recognized as a global leader in the design and marketing of premium-quality footwear, apparel and accessories with approximately 6,000 full and part-time employees worldwide. Ms. Letizio also serves on the Board of Big Brothers Big Sisters serving Pinellas, Citrus and Hernando counties in Florida.

Lynne Ronon has served as Executive Vice President, Merchandising of HSN since October 2007. Prior to joining HSN, Ms. Ronon was Senior Vice President North Asia for Burberry from December 2003 to September 2007. From November 2001 to July 2003, Ms. Ronon worked at Lane Crawford, a luxury department store based in Hong Kong. Ms. Ronon served as a consultant to Lane Crawford from 2001 to 2002 and then as Senior Vice President Commercial between 2002 and 2003. Prior to her tenure with Lane Crawford, Ms. Ronon held various positions at Saks Fifth Avenue from August 1986 to August 2001, including Senior Vice President Chief Merchant from 2000 to 2001, Senior Vice President General Merchandise Manager from 1995 to 2000, Vice President Divisional Merchandise Manager from 1987 to 1995, and Buyer for Petites from 1986 to 1987. Prior to Saks Fifth Avenue, Ms. Ronon held various positions at Gimbels East in New York and Philadelphia.

There is no family relationship between any of the directors or executive officers of HSNi.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis section of this proxy statement discusses and analyzes the executive compensation program for our named executive officers, or NEOs. The Compensation Committee is responsible for reviewing and approving the design and overseeing the administration of our compensation programs. The Compensation Committee also reviews and approves the annual compensation and annual incentive opportunities for our “executive officers.” Our NEOs, as determined as of December 31, 2010 under applicable SEC rules, are listed below.

Name	Positions
Mindy Grossman	Chief Executive Officer of HSNi
Judy A. Schmeling	Chief Financial Officer of HSNi
Gregory J. Henchel	Executive Vice President, General Counsel and Secretary of HSNi
Lisa A. Letizio	Executive Vice President, Human Resources of HSNi
Lynne Ronon	Executive Vice President of Merchandising of HSN

Senior management, working with the Compensation Committee, has established our compensation philosophy and designed programs to support that philosophy and align compensation with business objectives and future performance. The programs are designed to ensure that compensation awards vest in a manner that rewards consistent performance over time and facilitates the retention of our key employees. In this regard, one of the Compensation Committee’s strategies is to ensure that a significant amount of the total compensation paid to our NEOs, who have the greatest influence over our performance, is performance-based. Another strategy is to grant equity awards that vest over a period of time.

Each year the Compensation Committee evaluates the programs, approves the performance measures and goals consistent with our business plan and objectives and approves the payments and awards to our NEOs based on HSNi’s and their performance.

Philosophy and Objectives

HSNi operates in the fast-paced and highly competitive retail environment. To be successful, we must be able to attract and retain management that thrives in this environment. At the same time, we are committed to achieving long-term sustainable growth and increasing shareholder value. Our philosophy is to design executive compensation programs that will: (i) enable us to attract, retain and motivate talent by providing executive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives and cash and equity-based pay; (ii) reinforce our business objectives and performance for future periods by aligning compensation with key performance metrics; and (iii) align the interests of our executives and our shareholders by weighting a portion of executive compensation on financial performance metrics that will drive shareholder value.

Generally, our executive officer compensation programs are designed to increase long-term shareholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable us to meet our growth objectives. Management and the Compensation Committee have worked with outside consultants to develop compensation programs that reward the performance, behaviors and culture that we believe will drive long-term success.

The compensation programs were designed with the following objectives in mind:

•

offer total compensation opportunities that are competitive with identified peer companies and other select organizations with whom HSNi competes for executive talent in order to attract and retain talent;

•	provide an appropriate link between compensation and creation of shareholder value through awards tied to HSNi’s achievement of certain key financial metrics;

•	reflect HSNi’s commitment to a strong team-based culture and focus on overall company performance by linking compensation to the financial results of business units or HSNi as a whole;

•	promote a long-term commitment to HSNi through the vesting schedules of equity awards and performance cash awards;

•

ensure that compensation paid to our NEOs, to the extent practicable, qualifies as deductible for federal income tax purposes under Section 162(m) of the Code, unless there is a valid reason in the judgment of the Compensation Committee to forego tax deductibility; and

•	be easily understood by program participants so as to encourage and facilitate achievement of goals.

HSNi’s compensation programs have also been designed with features that discourage executives from taking unnecessary risks that would threaten the health and viability of the company. For our NEOs, at least 80% of the short-term incentive awards are based on company-wide or business unit financial performance. Long-term incentive compensation, which represents the most significant element of executive officer pay, is also based primarily on financial performance and is designed to ensure that executives have a strong incentive to create shareholder value.

Peer Group

The Compensation Committee believes that it is necessary to consider market data in making compensation decisions in order to attract and retain talent. The committee also recognizes that at the executive level, we compete for talent against larger global companies. As a result, in 2008, we utilized Towers Watson, formerly known as Towers Perrin, to create a list of reference companies from which we recruit talent and to evaluate our forms of compensation relative to those companies.

The initial reference group of companies consisted of publicly-traded companies in two peer groups: technology companies and retail companies. Factors generally considered in deciding whether a company should be included in a peer group, include:

•	the nature of the primary line of business of the company;

•	the size of the company in terms of revenue and market capitalization; and

•	whether we compete with the company for executive talent.

To ensure that this peer group continues to reflect companies comparable to HSNi and from which we compete for executive talent, the Compensation Committee reviews the peer group annually. In February 2011, when the Compensation Committee conducted its annual review of the group, it determined it was appropriate to eliminate Amazon.com, Inc. and Apple, Inc. from the peer group. Both of these companies are significantly larger than HSNi in terms of revenue and market capitalization. In addition, Amazon, Inc. has a somewhat unique compensation structure and Apple, Inc.’s primary line of business is very different from our business. The following is a complete list of peer companies for 2011:

Technology Peer Group:	Retail Peer Group:
eBay, Inc.	Abercrombie & Fitch Co.
Liberty Media Corp.	AnnTaylor Stores Corporation
Scripps Networks, Inc.	bebe stores, inc.
ValueVision Media, Inc.	Chico’s FAS, Inc.
The Walt Disney Company	Coach, Inc.
Foot Locker, Inc.
The Gap, Inc.
J. Crew Group, Inc.
Limited Brands, Inc.
Nike, Inc.
Polo Ralph Lauren Corporation
Starbucks Corporation
The Talbots, Inc.
Tiffany & Co.
Williams-Sonoma, Inc.

The Compensation Committee periodically reviews the compensation practices at peer companies to inform the committee’s decision-making process and so it can set total compensation levels that it believes are reasonably competitive. Although these other practices represent useful guidelines, the Compensation Committee exercises discretion in setting individual executive compensation packages so that they appropriately reflect the value and expected contributions of each executive.

Roles and Responsibilities

The Compensation Committee was appointed by the Board of Directors to exercise all powers of the Board with respect to matters pertaining to compensation and benefits, including but not limited to, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans and salary matters relating to our executive officers.

Senior management, led by our Executive Vice President of Human Resources, generally recommends compensation programs applicable to all executive officers and presents these to the Compensation Committee for review, comment and approval. With respect to the compensation for our NEOs, the Compensation Committee may seek input from outside advisors. In that case, our Executive Vice President of Human Resources facilitates communication between the committee and the outside advisors. Our Executive Vice President of Human Resources also plays an active role in determining new executive officers’ total compensation as well as recommendations for annual compensation reviews. Recommendations are presented to the Compensation Committee for final approval. Our CEO, Chief Financial Officer, Executive Vice President of Human Resources and General Counsel regularly attend the Compensation Committee’s meetings to provide perspectives on the competitive landscape, the needs of the business, information regarding HSNi’s performance, as well as legal and technical advice. These officers are not permitted to participate in the discussions regarding their own specific compensation.

Our CEO generally plays an advisory role to the Compensation Committee during this process. Our CEO works with our Executive Vice President of Human Resources and Chief Financial Officer to assist the

Compensation Committee in establishing company-wide compensation programs, including the structure of bonus and equity programs and in establishing appropriate company-wide bonus and equity pools. At year-end, the CEO meets with the committee and discusses her views of corporate and individual executive officer performance for the prior year for purposes of determining whether individual executive officers other than her have met or exceeded expectations with respect to the individual performance component of executive compensation. The CEO and the Compensation Committee discuss each individual recommendation. Following such discussion, the Compensation Committee typically meets without the CEO and discusses the CEO’s recommendations, as well as any information provided concerning peer group comparisons and industry trends and makes the ultimate compensation decisions.

Use of Outside Advisors

HSNi first engaged Towers Watson in 2008 to assist in the development of short-term and long-term incentive programs. Towers Watson is a leading global professional services company with particular expertise in executive compensation matters. In 2010, the Compensation Committee approved the retention of Towers Watson to work with management to review (i) the short-term incentive compensation program, including practices of companies in our peer group and tax implications, and (ii) the total compensation package of our CEO.

HSNi also engaged Frederic W. Cook & Co., Inc., or FWC, a nationally recognized consulting firm focusing on compensation plan designs. In 2010, the Governance Committee approved the utilization of FWC to review the company’s director compensation program as compared to the compensation structure of other companies in our peer group and the Compensation Committee approved the utilization of FWC to review the compensation and equity ownership of our CEO as compared to the compensation and beneficial ownership of other CEOs in our peer group.

Pursuant to the Compensation Committee charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has sole authority to approve the terms and conditions of the consultant’s retention and the consultant’s compensation. Pursuant to the Governance Committee charter, the Governance Committee has sole authority to retain and terminate any consultant to be used in connection with its review of director compensation. In compliance with their respective charters, the committees approved the engagement of Towers Watson and FWC and approved the fees paid to both Towers Watson and FWC for work completed prior to December 31, 2010. In 2010, payments to both Towers Watson and FWC did not exceed $120,000.

Elements of Compensation

The key elements of HSNi’s compensation program are base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of equity awards and performance cash. The compensation program also includes some minor perquisites and benefits but these are not significant elements of compensation. Prior to making specific decisions related to compensation, we determine which element or combination of compensation elements could be used most effectively to further our compensation objectives.

The following table outlines our objectives for each of the principal components of executive compensation:

Compensation Element	Form	Fixed or Variable	Objectives
Base Salary	Cash	Fixed	• Serves as attraction and retention tool

Short-Term Incentive Compensation	Cash	Variable	• Serves as attraction and retention tool • Rewards individual performance and achievement of annual operating plan • Aligns interests with shareholders

Long-Term Incentive Compensation	Equity and Cash	Fixed and Variable	• Serves as attraction and retention tool • Rewards long-term performance • Aligns interests with shareholders

A significant portion of the compensation program for our executive officers is variable. This means that it is contingent upon the company and the individual achieving specific results that are essential to our long-term success and growth in shareholder value. The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components. In general, though, a large percentage of executive officers’ compensation is variable, with the CEO having the largest percentage of variable compensation. The Compensation Committee believes this approach directly aligns our executive officers with shareholder interests.

Salary

Base salary is the fixed portion of executive pay and is set to compensate individuals for their expected day-to-day performance. Salary is the most fundamental of all our compensation program elements. Providing a competitive salary to our executives is essential to achieving our objective of attracting and retaining talent.

HSNi negotiates a new executive officer’s starting salary upon arrival, typically based on the executive’s prior compensation history, HSNi’s prior compensation levels for the particular position, salary levels of other executives within HSNi, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which HSNi desires to secure the executive’s services. Once established, salaries can increase based on the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive’s increased value to HSNi. Our strategy for base salary is to generally target annual base salary of each of our executive officers at median levels relative to our peer group, although individual officer salaries may be above or below those targets based on the factors described above.

The Compensation Committee annually reviews and approves the compensation package of each NEO. The Compensation Committee considers an individual’s qualifications and experience in setting our executives’ initial base salary, including those executive officers who are hired from the outside and those who are promoted from within. In determining base salary amounts and increases, the Compensation Committee considers the size and responsibility of the individual’s position, the business unit’s overall performance, the individual’s overall performance and future potential and the base salaries and merit increases paid by competitors to employees in comparable positions.

Short-Term Incentive Program

Our short-term incentive program, or STIP, is designed primarily to reward achievement of our annual operating plan and is payable in the form of annual cash bonuses. The STIP is provided for and administered under our stock and annual incentive plan, which was approved by our shareholders. The amount payable each year is based on the extent to which certain pre-established performance goals are achieved during the year and is “variable” because the company must achieve certain performance goals established by the Compensation Committee for the executive officers to receive an annual incentive bonus. This short-term incentive program is designed to motivate our executive officers to continuously improve company performance. The program aligns a portion of executive compensation with key business and financial targets and, as a result, provides a valuable link between compensation and creation of shareholder value. Due to its variable nature, and because in any given year bonuses have the potential to make up a significant portion of an executive officer’s total compensation, the bonus program provides an important incentive tool to achieve our annual performance objectives.

HSNi awards annual bonuses based primarily on the achievement of specific financial performance goals. According to our stock and annual incentive plan, performance goals may be based on a wide variety of business metrics. The Compensation Committee has determined that the annual performance bonus for our NEOs (other than the CEO) will be based on Adjusted EBITDA and individual performance. For our CEO, the annual performance bonus will be based entirely on Adjusted EBITDA. For purposes of this program, Adjusted EBITDA is defined as operating income according to the company’s consolidated statement of operations excluding, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) depreciation and related gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. The Compensation Committee determined this performance metric was appropriate since most executives have influence over Adjusted EBITDA. Individual performance is also based on the achievement of the Adjusted EBITDA target established by the Compensation Committee. Notwithstanding the extent to which HSNi achieves the Adjusted EBITDA target, all payments under the STIP are subject to the ability of the Compensation Committee to exercise negative discretion and adjust the STIP amounts downward.

The short-term incentive program target and performance measures for each of our NEOs are as described in the table below.

		Performance Measures
Officer	STIP Target (1)	Adjusted EBITDA	Individual Performance
CEO	125%	100%	0%
CFO	75%	80%	20%
Other NEOs	60%	80%	20%

(1)	STIP Target is a percentage of base salary as of September 30th of the company’s fiscal year.

The performance measures, performance ranges and corresponding payout levels are described in detail in the table below. For the year ended December 31, 2010, the threshold performance range was the prior year’s actual Adjusted EBITDA and the payout at that level was 50%; however, for the year ending December 31, 2011, the Compensation Committee reduced the payout at threshold to 25% in order to create more economic incentive for management to achieve a performance range of target or higher.

Performance Measures		Threshold	Target	Maximum
Adjusted EBITDA	Performance Range	90.1% of Target	100%	120%
	Payout Level	25%	100%	200%
Individual Performance	Performance Range	90.1% of Target	100% achievement of Target	Greater than 100% achievement of Adjusted EBITDA Target
	Payout Level	100%	125%	125%

In order for the short-term incentive compensation to be earned, the financial performance measure must be achieved by a threshold equal to prior year actual. No payments under the STIP will be made unless HSNi achieves this threshold level of performance.

With respect to the individual performance measure, payments will be made based on the extent to which HSNi has achieved the Adjusted EBITDA performance measure. No payment shall be made for the individual performance measure unless HSNi achieves the threshold for Adjusted EBITDA. In addition, an annual evaluation will be conducted for each of the NEOs (other than the CEO), pursuant to which the executives are assigned an annual performance rating of 1 through 5. Any executive receiving a rating of 1 (unsatisfactory) will not be eligible for any STIP payment regardless of the achievement of the financial performance goals. Any executive receiving a rating of 2 (inconsistent) will have his or her entire STIP bonus reduced by 50%. All payments under the STIP are subject to the Compensation Committee’s ability to apply negative discretion and reduce the pay out, as appropriate. All payments under the short-term incentive program are also contingent upon the NEO being employed by HSNi on the date payment is made.

Long-Term Incentive Program

HSNi believes that ownership shapes behavior and that by providing a meaningful portion of an executive officer’s compensation in stock-based compensation, an executive’s interests are aligned with the shareholders’ interests in a manner that drives better performance over time. In establishing this program and setting goals and award levels, the other predominant objective is to provide the person with effective retention incentives by granting awards with long-term cliff-vesting.

Appropriate levels to meet these goals may vary from year to year and from individual to individual, based on a variety of factors. The Compensation Committee determines the award opportunity level for each executive officer based on the individual’s responsibility level and potential within our company, competitive practices, the number of shares available for grant, individual and company performance and the market price for our common stock.

HSNi’s long-term incentive program, or LTIP, uses a combination of three components to deliver long-term incentives: stock appreciation rights, or SARs, restricted stock units, or RSUs, and performance cash. Ms. Grossman’s long-term incentive compensation is paid entirely in the form of SARs and RSUs.

SARs and RSUs are issued at the beginning of the performance year. The number of SARs and RSUs awarded is not contingent upon the achievement of any performance metric but, instead, is based on a target percentage of base salary. The exercise price of the SARs is the fair market value of our common stock on the date of grant. The SARs will vest annually over a three-year term and expire ten years from the date of grant. Upon exercise of SARs, payment may be made, in the sole discretion of HSNi, in cash or shares of HSNi common stock. Management has indicated it will likely settle these awards in shares of HSNi common stock. RSUs will vest in full on the third anniversary of the date of grant.

Performance cash is awarded based on the achievement of a one-year adjusted earnings per share, or Adjusted EPS, target and vests two years after the end of the performance period provided the executive is still employed by HSNi. For purposes of this program, Adjusted EPS is defined as Adjusted Net Income (as defined below) divided by diluted weighted average shares outstanding for Adjusted EPS purposes. Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items and discontinued operations.

The performance measure, performance ranges and corresponding payout levels for performance cash are described below. For the year ended December 31, 2010, the threshold performance range was 80% of prior year’s actual Adjusted EBITDA; however, for the year ending December 31, 2011, the Compensation Committee increased the threshold performance range to 90.1% of target to make achievement of this goal more challenging.

Performance Measure		Threshold	Target	Maximum
Adjusted EPS	Performance Range	90.1% of Target	100%	120%
	Payout Level	50%	100%	200%

Unvested performance cash payments are forfeited upon termination of employment. In the event of a “change in control” an executive may be entitled to performance cash, under certain circumstances. If the change in control occurs before the completion of both the performance period and the vesting period and the executive is terminated within 12 months of the change in control, the participant shall be eligible to be paid the performance cash award at the target value but prorated for the number of months completed in the performance period. If the change in control occurs after the completion of the performance period but before completion of the vesting period, executive shall be paid the performance cash award at the appropriate payout level as shown above with such payment being made as soon as practicable following the change in control.

Summary

As a result of the long-term incentive compensation and short-term incentive compensation programs, a significant portion of the executive officers’ compensation is weighted towards variable compensation. The Compensation Committee believes that allocation of a significant portion of total compensation to variable compensation encourages our executives to take appropriate risks aimed at improving company performance and building long-term shareholder value as well as encourages our executives to remain committed to the growth of our organization for the long-term.

Types of Awards

Under our stock and annual incentive plan, the Compensation Committee may grant a variety of long-term incentive vehicles, including RSUs, SARs, performance cash and stock options. Following is a general description of each of these vehicles.

Restricted Stock Units. RSUs are a promise to issue shares of our common stock in the future provided the recipient remains employed with us through the award’s vesting period. RSU awards generally cliff vest over a three-year period or ratably vest over a five-year period. Unvested RSUs are generally forfeited upon termination of employment. As a result, RSUs are intended to retain key employees, including the NEOs. RSUs provide the opportunity for capital accumulation and long-term incentive value.

Stock Appreciation Rights. SARs are similar to traditional stock options except, upon exercise, holders of SARs will only receive a value equal to the spread between the current market price per share of our common stock and the exercise price. Upon exercise of SARs, payment may be made, in the sole discretion of HSNi, in cash or shares of HSNi common stock. Management has indicated it will likely settle these awards in shares of our common stock. The exercise price for awards granted under the Plan is required to be priced at, or above, the fair market value of our common stock at the date of grant. Awards typically vest ratably annually over a three-year term.

Performance Cash. An award of performance cash is typically based on the company’s achievement of a specific financial metric in the performance period but paid thereafter, assuming the recipient remains employed with the company through the award’s vesting period. Awards of performance cash typically vest in full on the second anniversary of the expiration of the performance period. Performance cash, as utilized by the company, is a performance and retention driven award calculated as a percentage of base salary.

Stock Options. Options reward participants for long-term appreciation in HSNi’s stock price. Although the options are given a value at the date of grant for financial reporting purposes, the actual value of the options to the participant is entirely based on future increases in our stock price. If the stock price does not increase over the term of the option, the participant receives no value. Stock options were utilized by the company’s former parent company prior to the spin-off. We do not currently issue stock options as part of our short-term or long-term incentive programs; however, we have done so in the past and may do so in the future if appropriate.

Other Compensation

We provide certain executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with industry norms and position levels. These personal benefits do not have a relationship to other compensation levels. They are provided in order to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers.

Under limited circumstances, our executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading “Other Annual Compensation” in this proxy statement pursuant to applicable rules, and are generally considered in determining overall compensation levels. For example, Ms. Grossman, who lived in New York in 2010 but spent the majority of her professional time at our headquarters in Florida, received reimbursement of her travel expenses as well as certain of her Florida living expenses, along with a tax “gross-up” of certain of these expenses. Despite the fact that we reported these reimbursements as compensation in 2010, we do not believe Ms. Grossman received a personal benefit as a result of such reimbursements, as they merely compensate her for the incremental expense of commuting to and working in Florida, while her family resided in New York.

Post-Termination Compensation and Benefits

We believe that a strong, experienced management team is essential and in the best interests of HSNi and its shareholders. In addition, we recognize that the possibility of a change in control could arise and that such an event could result in the departure of the NEOs to the detriment of HSNi and its shareholders. As a result, historically we had entered into employment agreements with each of our NEOs in order to retain qualified executive officers and to minimize employment security concerns. However, effective November 17, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain executives. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. The plan applies to all “NEOs” excluding Ms. Grossman who has a severance arrangement pursuant to her employment agreement. As a result, we terminated the employment agreements with our most senior executive officers (other than Ms. Grossman). Adoption of the severance plan was approved by the Compensation Committee. Please refer to the section entitled “Payments Upon Termination or Change of Control” for specific details regarding post-termination compensation and benefits.

Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change in Control. Each of these terms are defined in the severance plan and in the “Executive Compensation—Payments Upon Termination or Change of Control” section of this proxy statement.

Vesting of Awards Upon Change-in-Control

The Compensation Committee determined to include double-trigger change-in-control provisions in each of the award agreements. Upon a change-in-control and a termination of employment for other than cause within one year of the change-in-control, the unvested portion of the outstanding RSU, SAR and option awards will vest. The purpose of this accelerated vesting is to ensure that we retain our NEOs prior to and through a change-in-control. Notwithstanding the foregoing, the CEO’s employment agreement provides that certain equity awards, granted prior to or simultaneously with the spin-off, will vest upon a change in control, without a corresponding termination of employment.

Impact of Tax and Accounting Issues

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements.

For instance, with certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our NEOs). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). While the Compensation Committee generally intends to structure and administer our Plan and the related programs so as to not be subject to the deduction limit of Section 162(m), the Compensation Committee may from time to time, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs and remain competitive in the marketplace. As a way to mitigate this, there is no individual performance component to calculating the CEO’s short-term incentive compensation and for the other NEOs, each of whom does have an individual performance component for their short-term incentive compensation, the individual performance component is calculated entirely based upon achievement of the financial performance metric.

For the year ended December 31, 2010, approximately $2.2 million of compensation expense will be non-deductible under Section 162(m) of the Code. This relates to compensation arrangements entered into with, and awards granted to, our CEO. The company works with the Compensation Committee to evaluate whether compensation arrangements will be structured and administered so as to not be subject to the deduction limit of Section  162(m).

2010 Compensation Actions

Following is a summary of the key decisions relating to executive compensation in 2010. Some of these decisions were made independently by the Compensation Committee; others were made with the advice of HSNi’s Executive Vice President of Human Resources and/or the advice of HSNi’s independent compensation consultants.

The Compensation Committee approved the hiring of Gregory J. Henchel, Executive Vice President and General Counsel of HSNi, and Mr. Henchel’s compensation package. Based on Mr. Henchel’s professional experience and information provided by management regarding compensation paid to executives in comparable positions, the committee determined that the compensation package recommended by management to be offered to Mr. Henchel was reasonable.

Upon the advice of management, the Compensation Committee made certain changes to HSNi’s short-term incentive program effective for the 2010 calendar year. The target award for HSNi’s CFO was increased from 50% to 75% of base salary and the target award for the other NEOs was increased from 50% to 60% of base salary. The committee also determined that Adjusted EBITDA and individual performance would be the sole metrics by which achievement would be measured. HSNi determined that this change was appropriate since most executives have influence over Adjusted EBITDA and its cash flow impact.

The Compensation Committee also determined to increase the base salary of Ms. Schmeling from $500,000 to $575,000. This change was made in recognition of the company’s strong financial performance during extremely challenging times, the importance of Ms. Schmeling’s ongoing contributions to the company and to align her compensation with compensation paid to comparable executives at her level and with her scope of responsibilities.

The Compensation Committee agreed, after receiving input from HSNi’s independent compensation consultants, to amend the employment agreement of Ms. Grossman in recognition of her outstanding contributions to the company and to more closely align her compensation with the compensation of comparable executives at her level and with her scope of responsibilities. In doing so, the Compensation Committee considered the current economic environment, HSNi’s performance relative to its peers, and Ms. Grossman’s compensation and equity ownership relative to other chief executive officers in HSNi’s peer group. Specifically, the Compensation Committee determined to:

•	increase her base salary from $1,000,000 to $1,200,000;

•	increase her annual performance bonus target from 100% of base salary to 125% of base salary;

•

replace the long-term equity incentive compensation described in Ms. Grossman’s employment agreement with participation in the long-term incentive compensation program established by the company and applicable to the other NEOs, with a target of 250% of annual base salary for Ms. Grossman;

•	grant a one-time equity award in the amount of 200,000 RSUs vesting over a period of three years; and

•	extend the term of her employment contract until July 31, 2013.

The Compensation Committee determined that the base salaries for HSNi’s other NEOs were generally competitive and did not make any changes other than those described above.

In 2010, the Board of Directors also approved an amendment to the company’s Code of Ethics to add an executive compensation recovery policy, or clawback policy, applicable to all of our executive officers.

2010 Compensation Results

For purposes of the 2010 fiscal year STIP, the Compensation Committee established a target for Adjusted EBITDA. HSNi exceeded the Adjusted EBITDA performance target established. The CEO also conducted annual performance evaluations for each of the other NEOs and assigned an annual performance rating to each such executive. The CEO reported the results of the company’s achievement of the financial metric and the individual evaluations along with the calculations of the STIP based on such results to the Compensation Committee, which has ultimate responsibility for approving the final bonus amounts to be paid to each of the NEOs. The Compensation Committee, in executive session, discussed HSNi’s performance relative to the financial performance metric established and the individual performance of the NEOs, including the CEO, and made the final decisions regarding short-term incentive compensation for the NEOs.

The annual performance bonuses paid to our NEOs for the year ended December 31, 2010, in the context of the target and maximum payout and actual award, are described in detail below.

Name	Target (% of Salary)	Target ($)	Maximum ($)	Actual ($)	Actual (% of Target)
Mindy Grossman	125	1,500,000	3,000,000	2,118,000	145.9
Judy A. Schmeling	75	431,250	797,813	594,953	137.9
Gregory J. Henchel	60	210,000	388,500	279,216	132.9
Lisa A. Letizio	60	210,000	388,500	284,676	135.5
Lynne Ronon	60	285,000	527,250	189,468	66.5

Of the three components of long-term incentive compensation, the SARs and RSUs are issued at the beginning of the performance year and, for the performance year ended December 31, 2010, were previously issued. The third component, performance cash, is awarded based on achievement of a one-year Adjusted EPS goal established by the Compensation Committee. HSNi exceeded the targeted Adjusted EPS performance goal established by the Compensation Committee for purposes of the performance year ended December 31, 2010. As a result, in connection with the 2010 LTIP, performance cash awards were granted to each of our NEOs (other than our CEO who received long-term incentive compensation solely in the forms of SARs and RSUs) as more specifically described below.

Name	Target (% of Salary)	Maximum (% of Target)	Target ($)	Maximum ($)	Actual ($)	Actual (% of Target)
Judy A. Schmeling	40	200	230,000	460,000	371,220	161.4
Gregory J. Henchel	40	200	140,000	280,000	225,960	161.4
Lisa A. Letizio	40	200	140,000	280,000	225,960	161.4
Lynne Ronon	40	200	190,000	380,000	306,660	161.4

The Compensation Committee believes that the actual degree of achievement of both financial performance metrics, which in both cases exceeded target, represents exceptional performance in challenging times and that the payment of bonuses at these levels is consistent with the results of such performance.

The Compensation Committee also believes that the overall compensation of HSNi’s NEOs is competitive to HSNi’s peers and is consistent with our corporate philosophy and allows us to achieve all of the objectives for which the compensation programs are designed.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the compensation information for the years ended December 31, 2010, 2009 and 2008 for our NEOs as of the end of the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	SAR and Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Mindy Grossman	2010	1,163,846	—	5,672,000	3,000,005	2,118,000	193,705	12,147,556
Chief Executive Officer	2009	1,000,000	—	—	1,059,164	1,910,000	96,510	4,065,674
	2008	1,000,000	—	1,262,000	5,174,370	500,000	100,886	8,037,256

Judy A. Schmeling	2010	562,019	—	115,002	230,004	966,173	—	1,873,198
EVP and CFO	2009	500,000	—	56,159	47,947	844,500	1,387	1,449,993
	2008	420,000	—	—	523,361	150,000	7,750	1,101,111

Gregory J. Henchel (5)	2010	296,154	—	420,008	140,000	505,176	48,836	1,410,174
EVP, General Counsel & Secretary

Lisa A. Letizio (6)	2010	350,000	—	70,005	140,000	510,636	—	1,070,641
EVP—Human Resources

Lynne Ronon	2010	475,000	—	95,012	190,006	496,128	18,000	1,274,146
EVP—Merchandising	2009	475,000	—	53,352	45,550	790,400	11,847	1,376,149
	2008	475,000	—	—	164,610	90,000	53,941	783,551

(1)	The amounts in this column represent discretionary bonus amounts paid to NEOs. Annual performance-based bonuses paid pursuant to our short-term incentive compensation program are reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation and do not necessarily reflect the actual value that may be realized. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed on February 23, 2011.

(3)	These amounts reflect annual cash bonuses pursuant to our short-term incentive program and performance cash awards pursuant to our long-term incentive program. The performance cash awards do not vest until after the second anniversary of the expiration of the performance period.

(4)	The table below describes the amounts included in the “All Other Compensation” column above for 2010.

	Mindy Grossman	Gregory J. Henchel	Lynne Ronon
Housing (a)	$113,776	$—	$18,000
Legal Expenses (b)	50,000	—	—
Relocation Expenses	—	48,836	—
Automobile (a)	29,929	—	—

Total All Other Compensation	$193,705	$48,836	$18,000

(a)	For Mindy Grossman, the amounts for housing and automobile include a tax “gross-up” of $43,737 and $3,345, respectively. For Greg Henchel, the amount for relocation expenses includes a tax “gross-up” of $16,494.

(b)	HSNi reimbursed Ms. Grossman for legal fees incurred in connection with an amendment of her employment agreement.

(5)	Mr. Henchel’s annual base salary is $350,000; however, Mr. Henchel joined HSNi in February 2010.

(6)	Ms. Letizio was named a NEO on February 24, 2010. The amount above represents the entire compensation paid to Ms. Letizio in 2010.

Grants of Plan-Based Awards

The table below provides the following information regarding plan-based awards granted to our NEOs in 2010 under the Plan.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Plan Awards ($) (1)	All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)(sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Mindy Grossman
SARs (3)	2/24/10			338,601	20.46	3,000,005
RSUs (4)	8/5/10		200,000			5,672,000

Judy A. Schmeling
Performance Cash (5)	2/23/10	400,000
SARs (3)	2/23/10			26,590	19.99	230,004
RSUs (6)	2/23/10		5,753			115,002

Gregory J. Henchel
SARs (3)	2/23/10			16,185	19.99	140,000
RSUs (6)	2/23/10		3,502			70,005
RSUs (7)	3/1/10		15,378			350,003

Lisa A. Letizio
Performance Cash (5)	2/23/10	280,000
SARs (3)	2/23/10			16,185	19.99	140,000
RSUs (6)	2/23/10		3,502			70,005

Lynne Ronon
Performance Cash (5)	2/23/10	380,000
SARs (3)	2/23/10			21,966	19.99	190,006
RSUs (6)	2/23/10		4,753			95,012

(1)	The amounts represent performance cash awards pursuant to our long-term incentive program. The dollar amounts awarded are for the performance period January 1, 2009 through December 31, 2009 and are reflected in performance cash award agreements dated as of February 23, 2010.

(2)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock-based compensation. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K. These amounts reflect the fair value of these awards at the grant date and do not correspond to the actual value that may be paid to or realized by the NEOs.

(3)	Reflects SARs that vest in three increments on the first, second and third anniversary of the date of grant.

(4)	Reflects RSUs of which 50% will vest on July 31, 2011, 25% will vest on July 31, 2012 and 25% will vest on July 31, 2013.

(5)	Reflects performance cash awards which vest and become payable on December 31, 2011.

(6)	Reflects RSUs of which all will vest on the third anniversary of the date of grant.

(7)	Reflects RSUs that vest in five increments on the first, second, third, fourth and fifth anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various HSNi equity awards held by HSNi’s NEOs as of December 31, 2010. The market value of all awards is based on the closing price of HSNi common stock of $30.65 as of December 31, 2010.

	Stock Appreciation Rights and Option Awards (1)				Stock Awards (2)(3)
Name	Number of Securities Underlying Unexercised SARs and Options (#) (Exercisable)	Number of Securities Underlying Unexercised SARs and Options (#) (Unexercisable)	SARs and Option Exercise Price ($)	SARs and Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Mindy Grossman	174,464	174,465	16.48	4/9/18
	71,260	71,261	30.46	8/21/18
	102,932	102,932	37.58	8/21/18
	185,277	185,278	44.71	8/21/18
	44,183	88,368	4.24	2/25/19
	44,116	88,234	11.41	8/25/19
	—	338,601	20.46	2/24/20
					309,767	9,494,358

Judy A. Schmeling	1,400	—	18.96	12/16/11
	29,659	29,659	16.46	1/31/18
	11,250	11,250	5.76	12/22/18
	8,829	17,661	4.24	2/25/19
	—	26,590	19.99	2/23/20
					25,263	774,310

Gregory J. Henchel	—	16,185	19.99	2/23/20
					18,880	578,672

Lisa A. Letizio	27,914	27,914	16.46	1/31/18
	11,250	11,250	5.76	12/22/18
	—	12,363	4.24	2/25/19
	—	16,185	19.99	2/23/20
					18,130	555,685

Lynne Ronon	6,978	6,979	16.46	1/31/18
	11,250	11,250	5.76	12/22/18
	8,388	16,778	4.24	2/25/19
	—	21,966	19.99	2/23/20
					23,179	710,436

(1)	In connection with the spin-off, each unexercised stock option to purchase shares of IAC common stock issued to our NEOs and granted prior to December 31, 2007 converted into awards of HSNi and each of the other companies spun-off from IAC, or Spincos. All stock options granted by IAC after December 31, 2007 converted into awards of HSNi. Adjustments were made to the number of shares subject to such awards and to the corresponding exercise prices based on the relative market capitalizations of HSNi and each of the Spincos to maintain pre- spin-off value.

(2)	In connection with the spin-off, RSUs granted by IAC converted into awards in HSNi and, for certain awards, awards in the other four Spincos.

(3)	The table below provides the following information regarding unvested RSU awards in HSNi stock held by our NEOs as of December 31, 2010: (i) the grant date, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2010 based on a closing price of $30.65 on such date, and (iv) the vesting schedule.

	Number of Unvested RSUs as of 12/31/10 (#)	Market Value of Unvested RSUs as of 12/31/10 ($)

			Vesting Schedule (#)
Name and Grant Date			2011	2012	2013	2014	2015
Mindy Grossman
5/17/06	9,328	285,903	9,328	—	—	—	—
5/17/06 (a)	30,653	939,514	30,653	—	—	—	—
4/9/08 (b)	69,786	2,138,941	—	69,786	—	—	—
8/5/10 (c)	200,000	6,130,000	100,000	50,000	50,000	—	—

Total	309,767	9,494,358	139,981	119,786	50,000	—	—

Judy A. Schmeling
2/6/06 (d)	3,462	106,110	3,462	—	—	—	—
2/16/07 (d)	2,803	85,912	1,401	1,402	—	—	—
2/25/09 (e)	13,245	405,959	—	13,245	—	—	—
2/23/10 (e)	5,753	176,329	—	—	5,753	—	—

Total	25,263	774,310	4,863	14,647	5,753	—	—

Gregory J. Henchel
2/23/10 (e)	3,502	107,336	—	—	3,502	—	—
3/1/10 (f)	15,378	471,336	3,075	3,076	3,075	3,076	3,076

Total	18,880	578,672	3,075	3,076	6,577	3,076	3,076

Lisa A. Letizio
2/6/06 (d)	2,710	83,062	2,710	—	—	—	—
2/16/07 (d)	2,646	81,100	1,322	1,324
2/25/09 (e)	9,272	284,187	—	9,272	—	—	—
2/23/10 (e)	3,502	107,336	—	—	3,502	—	—

Total	18,130	555,685	4,032	10,596	3,502	—	—

Lynne Ronon
9/12/07 (d)	5,843	179,088	2,921	2,922	—	—	—
2/25/09 (e)	12,583	385,669	—	12,583	—	—	—
2/23/10 (e)	4,753	145,679	—	—	4,753	—	—

Total	23,179	710,436	2,921	15,505	4,753	—	—

(a)	These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

(b)	These awards vest in one lump sum installment on the fourth anniversary of the date of grant, subject to continued employment.

(c)	These awards vest 50% on the first anniversary and 25% on both the second and third anniversary, subject to continued employment.

(d)	Originally these awards were to vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment. After the spin-off, any awards scheduled to vest by February 2009 accelerated and vested at the date of the spin-off and the balance of the awards vest according to the original schedule.

(e)	These awards vest in one lump sum installment on the third anniversary of the date of grant, subject to continued employment.

(f)	These awards vest in equal installments over five years on each of the first five anniversaries of the date of grant, subject to continued employment.

Option Exercises and Stock Vested

The table below provides information regarding the number of shares acquired by our NEOs during 2010 upon the exercise of options and SARs and/or the vesting of RSU awards and the related value realized, excluding the effect of any applicable taxes.

Name	Option and SAR Awards		RSU Awards
	Number of Shares Acquired upon Exercise (#)	Value Realized upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized upon Vesting ($) (2)
Mindy Grossman	—	—	16,838	428,002
Judy A. Schmeling	—	—	12,374	239,703
Gregory J. Henchel	—	—	—	—
Lisa A. Letizio (3)	10,828	190,978	11,374	220,667
Lynne Ronon	—	—	13,355	402,520

(1)	The dollar value realized on exercise represents the difference between the market price of the underlying securities on the exercise date and the exercise price. The value realized on exercise includes the value of shares withheld to cover taxes.

(2)	The dollar value realized upon vesting of RSUs represents the closing price of common stock on the applicable vesting date. The value realized upon vesting includes the value of shares withheld to cover taxes.

(3)	Ms. Letizio was named a NEO of the company on February 24, 2010.

Payments Upon Termination or Change of Control

We have entered into an employment agreement with our CEO and maintain an executive severance plan for our other NEOs that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change of control. Set forth below are descriptions of these arrangements as they were in effect as of December 31, 2010.

Grossman Arrangements

Under Ms. Grossman’s employment agreement (as amended), upon a termination by the company for other than death or disability and without Cause (as defined below) or resignation by Ms. Grossman for Good Reason (as defined below), Ms. Grossman will be entitled to certain benefits. These benefits include continued payment of her base salary and provision of health benefits for a period of twenty-four consecutive months. She will also be entitled to pro-rated portions of the bonus she would otherwise earn during the year in which the qualifying termination occurs, payable at the time such bonus would otherwise be payable.

Under Ms. Grossman’s employment agreement, “Cause” shall mean:

•	the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by employee; provided, however, that after indictment, we may suspend executive from the rendition of services, but without limiting or modifying in any other way our obligations under the agreement; provided, further, that Ms. Grossman’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Ms. Grossman’s employment;

•

a material breach by the executive of a fiduciary duty owed to us, which in the good faith reasonable determination of the Board, undermines the confidence of the Board in Ms. Grossman’s fitness to continue in her position, and a failure to cure such breach upon receipt of notice;

•	a material breach by executive of any of the covenants made by executive in her employment agreement and a failure to cure such breach upon receipt of notice;

•	the continued failure to perform material duties required by the agreement upon receipt of notice; or

•	a knowing and material violation of any material company policy pertaining to ethics, wrongdoing or conflicts of interest and a failure to cure such breach upon receipt of notice.

In each case, Cause shall only be deemed to exist if it is determined in good faith by the vote of not less than 2/3 of the Board of Directors (excluding Ms. Grossman).

Under Ms. Grossman’s employment agreement, “Good Reason” shall mean:

•	HSNi’s material breach of the agreement;

•

the material reduction in title, duties, reporting responsibilities or level of responsibilities, excluding any such reduction resulting from any disposition of assets so long as we retain the business relating to the HSN television network and web-site and acknowledging that the involvement of the Chairman of the Board in certain matters primarily related to public company reporting, significant corporate transactions, or other significant financial, legal and accounting matters, shall not constitute any such reduction provided that Ms. Grossman continues to have primary responsibility for the management of all operations and activities of the businesses of the company;

•	a material reduction in base salary or target bonus, or

•	a relocation of Ms. Grossman’s principal place of business by HSNi.

Upon termination of employment for death or disability, Ms. Grossman is entitled to accelerated vesting of a percentage, based on years of service, of the unvested portion of the awards granted to her pursuant to her employment agreement. In addition, upon a termination of employment by the company for other than death, disability or Cause, a termination of employment by Ms. Grossman for Good Reason, or a Change of Control (as defined below), Ms. Grossman is entitled to accelerated vesting of certain, but not all, unvested awards outstanding as of that date.

Under Ms. Grossman’s employment agreement, “Change of Control” shall mean:

•

The acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

•

Individuals who, as of the effective date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date, whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

•

Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the resulting voting power shall reside in Outstanding Company Voting Securities retained by our shareholders in the Business Combination and/or voting securities received by such shareholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	Approval by our shareholders of a complete liquidation or dissolution of the company.

The amounts payable upon termination are all subject to the execution of a general release and compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in Ms. Grossman’s employment agreement. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

Other NEO Arrangements

Effective November 17, 2009, we adopted a Named Executive Officer and Executive Vice President Severance Plan applicable to certain NEOs. The plan formalizes and standardizes our severance practices for our most senior executive officers and was adopted in lieu of issuing new employment agreements. In connection with the adoption of the Named Executive Officer and Executive Vice President Severance Plan, all NEOs and senior executive officers agreed to the termination of their employment agreements. The plan applies to all NEOs excluding Ms. Grossman, who has a severance arrangement pursuant to her employment agreement. Adoption of the plan was approved by the Compensation Committee.

Executives covered by the severance plan will generally be eligible to receive severance benefits in the event of a termination by the company without Cause or by the executive for Good Reason. The severance benefits increase if the termination is within 12 months following a Change in Control.

Under the plan, in the event of a termination by HSNi without Cause (as defined below) or by the executive for Good Reason (as defined below) prior to a Change in Control (as defined below) or more than 12 months following a Change in Control, the severance benefits for the executive shall generally consist of the following:

•	continued payment of base salary for a period of 18 months following the date of such executive’s termination of employment; and

•	continuation of coverage under our health insurance plan for a period of 12 months following the date of such executive’s termination of employment.

Under the plan, in the event of a termination by HSNi without Cause or by the executive for Good Reason, in each case within 12 months following a Change in Control, the severance benefits for the executive shall consist of the following:

•

payment of a lump sum amount equal to two times the sum of (i) the executive’s Base Salary, and (ii) the executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the year in which the termination occurs and ending on the last day of the severance period, and the denominator of which is the number of days in the year in which the termination occurs;

•	payment of a lump sum amount equal to medical coverage under our health insurance plan for a period of 18 months;

•	outplacement benefits in an amount not to exceed $20,000; and

•	immediate vesting of all of the executive’s outstanding awards.

Under this severance plan, “Cause” shall mean:

•	the willful or gross neglect by the executive of his or her employment duties;

•	the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by the executive;

•	a material breach by the executive of a fiduciary duty owed to us;

•	a material breach by executive of any non-disclosure, non-solicitation or non-competition obligation owed to us; or

•	a violation by the executive of any company policy pertaining to ethics, wrongdoing or conflicts of interest.

Under this severance plan, “Good Reason” shall mean, without the executive’s prior written consent:

•	a material reduction in the executive’s rate of annual base salary from the rate of annual base salary in effect for such executive;

•	a relocation of the executive’s principal place of business more than 50 miles further from the location of the principal place of business from which executive works; or

•	a material and demonstrable adverse change in the nature and scope of the executive’s duties.

In order to invoke a termination of employment for Good Reason, the executive must provide written notice to HSNi of the existence of one or more of the conditions described in the clauses above within 90 days following the executive’s knowledge of the initial existence of such condition or conditions, and HSNi shall have 30 days following receipt of such written notice during which it may remedy the condition.

Under this severance plan, a “Change of Control” shall mean any of the following events:

•

the acquisition by any individual, entity or group, other than HSNi, of beneficial ownership of equity securities of HSNi representing more than 50% of the voting power of the then outstanding equity securities of HSNi entitled to vote generally in the election of directors;

•	incumbent directors cease for any reason to constitute at least a majority of the Board;

•

consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of HSNi, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) more than 50% of the Resulting Voting Power shall reside in outstanding voting securities retained by our shareholders, and (ii) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were incumbent directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

•	approval by our shareholders of a complete liquidation or dissolution of HSNi.

The amounts payable upon termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

Estimated Post-Employment Compensation and Benefits

The following table describes the potential payments and benefits to which our NEOs would be entitled upon termination of employment. The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2010. The vesting of equity awards in other Spincos may accelerate upon the termination of employment of our NEOs under certain circumstances. As a result, to the extent appropriate, the value of such equity awards which could accelerate are included in the amounts described below. The price of HSNi common stock and the common stock of the other Spincos on which certain calculations are based is the closing price on The NASDAQ Global Select Market on December 31, 2010.

These amounts do not take into account equity grants made, and contractual obligations entered into, after December 31, 2010. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without Cause	Resignation for Good Reason	Change in Control	Termination w/o Cause or for Good Reason and Change in Control
Mindy Grossman
Cash Severance (salary)	$2,400,000	$2,400,000	$—	$2,400,000
STIP or Annual Cash Bonus	1,500,000	1,500,000	—	1,500,000
Stock Options and SARs (vesting accelerated)	2,485,883	2,485,883	2,485,883	9,967,629
RSUs (vesting accelerated)	3,648,495	3,648,495	3,648,495	9,778,495
Health Benefits	25,740	25,740	—	25,740

Total Estimated Value	$10,060,118	$10,060,118	$6,134,378	$23,671,864

Judy A. Schmeling
Cash Severance (salary)	$862,500	$862,500	$—	$1,150,000
STIP or Annual Cash Bonus	—	—	—	1,296,113
Performance Cash	—	—	630,000	630,000
Stock Options and SARs (vesting accelerated)	—	—	—	1,450,750
RSUs (vesting accelerated)	—	—	—	774,311
Health Benefits	16,896	16,896	—	25,345
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$879,396	$879,396	$630,000	$5,346,519

Gregory J. Henchel
Cash Severance (salary)	$525,000	$525,000	$—	$700,000
STIP or Annual Cash Bonus	—	—	—	631,151
Performance Cash	—	—	140,000	140,000
Stock Options and SARs (vesting accelerated)	—	—	—	172,532
RSUs (vesting accelerated)	—	—	—	578,672
Health Benefits	11,059	11,059	—	17,264
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$536,509	$536,509	$140,000	$2,259,619

Lisa A. Letizio
Cash Severance (salary)	$525,000	$525,000	$—	$700,000
STIP or Annual Cash Bonus	—	—	—	631,151
Performance Cash	—	—	420,000	420,000
Stock Options and SARs (vesting accelerated)	—	—	—	1,175,151
RSUs (vesting accelerated)	—	—	—	555,685
Health Benefits	16,896	16,896	—	25,367
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$541,896	$541,896	$420,000	$3,527,354

Name and Benefit	Termination without Cause	Resignation for Good Reason	Change in Control	Termination w/o Cause or for Good Reason and Change in Control
Lynne Ronon
Cash Severance (salary)	$712,500	$712,500	$—	$950,000
STIP or Annual Cash Bonus	—	—	—	856,562
Performance Cash	—	—	570,000	570,000
Stock Options and SARs (vesting accelerated)	—	—	—	1,056,309
RSUs (vesting accelerated)	—	—	—	710,436
Health Benefits	4,889	4,889	—	7,334
Outplacement Benefits	—	—	—	20,000

Total Estimated Value	$717,389	$717,389	$570,000	$4,170,641

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information pertaining to all compensation plans under which equity securities of our company are authorized for issuance as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders for:
Employee equity compensation	4,314,805	10.75	3,376,181
Non-employee directors’ deferred compensation plan	21,317	—	78,683
Adjusted Awards under employee equity plan approved by IAC shareholders prior to the spin-off	2,565,794	17.91	—

Subtotal	6,901,916		3,454,864

Equity compensation plans not approved by security holders:	—	—	—

Total equity compensation plans (2)	6,901,916		3,454,864

(1)	The calculation of the weighted average exercise price includes RSUs that do not have an exercise price. Excluding the RSUs, the weighted average exercise price of outstanding options and SARs would be $18.35 for the equity compensation plan approved by security holders, $20.80 for the equity compensation plan approved by IAC shareholders prior to the spin-off and $19.50 for all equity compensation plans.

(2)	Approximately 1.0 million of the securities to be issued are held by employees of the other Spincos and not by employees of HSNi.

Pension Benefits

We do not currently have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Officers and Directors

The following table sets forth information as of March 1, 2011, with respect to the beneficial ownership of our common stock by (i) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common stock, (ii) each director and NEOs, and (iii) all of our executive officers and directors as a group. The percentages below are based on 58,355,259 shares of common stock outstanding on March 1, 2011. In each case, except as otherwise indicated in the footnotes to the table, the shares of common stock are owned directly by the named owners, with sole voting and dispositive power. Under the SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days of March 1, 2011 (such as by exercising vested stock options or RSUs subject to vesting within 60 days).

Name and Address of Beneficial Owner	Shares	%
5% Beneficial Owners:
Liberty Media Corporation (1) 12300 Liberty Boulevard Englewood, CO 80112	18,516,167	31.7
Lord Abbett & Co. LLC (2) 90 Hudson Street, 11th Floor Jersey City, NJ 07302	4,255,268	7.3
Goldman Sachs Asset Management (4) 200 West Street New York, NY 10282	3,606,641	6.2
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	2,947,293	5.1

Directors and NEOs:
Gregory R. Blatt	27,069	*
Patrick Bousquet-Chavanne (5)	23,419	*
Michael C. Boyd	6,576	*
William Costello (6)	34,069	*
James M. Follo	13,076	*
Stephanie Kugelman	15,426	*
Arthur C. Martinez	48,261	*
Thomas J. McInerney (7)	78,988	*
John B. (Jay) Morse, Jr. (8)	44,985	*
Mindy Grossman (9)	935,092	1.6
Judy A. Schmeling (10)	107,639	*
Gregory J. Henchel (11)	8,406	*
Lisa A. Letizio (12)	66,752	*
Lynne Ronon (13)	53,691	*
All executive officers and directors as a group (14 persons)	1,463,449	2.5

*	The percentage of shares beneficially owned does not exceed 1%

(1)

Reflects shares beneficially owned by Liberty Media Corporation as of May 14, 2009 based on Schedule 13D/A filed with the SEC on May 21, 2009, which indicates that Liberty, whose principal business is owning a broad range of electronic retailing, media, communications and entertainment businesses and investments, has sole voting and dispositive power with respect to such shares. According to a Schedule 14A filed by Liberty on April 30, 2010, Liberty’s chairman, John C. Malone, controls 35.2% of the voting power of Liberty. The Schedule 13D/A certifies that such shares were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing control of HSNi.

(2)	Reflects shares beneficially owned by Lord Abbett & Co. LLC as of January 31, 2011, based on a Schedule 13G/A filed with the SEC on February 10, 2011, which indicates that Lord Abbett, an investment advisor, has sole voting power with respect to 3,814,204 shares and sold dispositive power with respect to 4,221,098 shares. According to the Schedule 13G/A, the shares are held on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds and other institutional clients. The Schedule 13G/A certifies that such shares were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing control of HSNi.

(3)	Reflects shares beneficially owned by BlackRock, Inc. as of December 31, 2010 based on a Schedule 13G filed with the SEC on February 4, 2011, which indicates that BlackRock, Inc., through certain listed subsidiaries, has sole voting and dispositive power with respect to such shares. The Schedule 13G certifies that such shares were acquired and are held in the ordinary course and were not acquired and are not held for the purpose or with the effect of changing or influencing control of HSNi.

(4)	Reflects shares beneficially owned by Goldman Sachs Asset Management as of December 31, 2010, based on a Schedule 13G filed with the SEC on February 14, 2011, which indicates that Goldman Sachs Asset Management, an investment advisor, has shared voting power with respect to 3,558,528 shares and shared dispositive power with respect to 3,606,641 shares. According to the Schedule 13G, Goldman Sachs Asset Management, L.P and GS Investment Strategies, LLC, each a wholly-owned subsidiary of The Goldman Sachs Group, Inc., constitute “Goldman Sachs Asset Management.” Also according to the Schedule 13G, Goldman Sachs Asset Management disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both and (ii) securities managed, if any, on its behalf, by third parties.

(5)	Represents (i) 10,343 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 13,076 shares of HSNi common stock held directly by the reporting person.

(6)	Represents (i) 8,493 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 25,576 shares of HSNi common stock held directly by the reporting person.

(7)	Represents (i) 6,076 shares issuable upon exercise of currently exercisable options, and (ii) 72,912 shares of HSNi common stock held directly by the reporting person.

(8)	Represents (i) 2,483 share units accrued in lieu of cash fees for serving as a director pursuant to HSNi’s Non-Employee Director Compensation Plan and (ii) 42,502 shares of HSNi common stock held directly by the reporting person.

(9)	Represents (i) 779,282 shares issuable upon exercise of currently exercisable stock options and SARs (ii) 87,232 shares issuable upon exercise of stock options and SARs exercisable within 60 days, (iii) 39,981 shares issuable upon vesting of RSUs which vest within 60 days, (iv) 27,097 shares held directly, and (v) 1,500 shares held by a family member sharing the same household.

(10)	Represents (i) 83,660 shares issuable upon currently exercisable stock options and SARs, and (ii) 23,979 shares held directly.

(11)	Represents (i) 5,394 shares represented by currently exercisable SARs, and (ii) 3,012 shares held directly.

(12)	Represents (i) 64,696 shares issuable upon currently exercisable stock options and SARs, and (ii) 2,056 shares held directly.

(13)	Represents (i) 45,815 shares issuable upon currently exercisable stock options and SARs, and (ii) 7,876 shares held directly.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to comply therewith during the fiscal year ended December 31, 2010. We believe that during the fiscal year ended December 31, 2010, our directors, executive officers, and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements. In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% shareholders that no Form 5s were required to be filed under applicable SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have adopted a written policy governing the review and approval of related person transactions. Consistent with applicable law and listing standards, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act. In accordance with the policy, management is required to determine whether any proposed transaction, arrangement or relationship with a related person falls within the definition of “transaction,” and if so, submit the transaction to the Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, considers all facts and circumstances that it deems relevant.

Relationship Between HSNi and IAC

For purposes of governing certain of the ongoing relationships between HSNi and IAC at and after the spin-off and to provide for an orderly transition, effective August 20, 2008, HSNi entered into the following agreements:

•

a Separation and Distribution Agreement that describes the arrangements between IAC and HSNi regarding the principal transactions necessary to separate HSNi from IAC, and that governs certain aspects of our relationship with IAC and the other Spincos after the spin-off;

•

a Tax Sharing Agreement that governs the respective rights, responsibilities and obligations of IAC and HSNi after the spin-off with respect to tax periods ending on or before the spin-off, including tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, other taxes and related tax returns;

•

an Employee Matters Agreement that covers a wide range of compensation and benefit issues, including the allocation among IAC and HSNi of responsibility for the employment and benefit obligations and liabilities of each company’s current and former employees (and their dependents and beneficiaries), as well as the provision of health and welfare benefits to employees of HSNi (the costs of which will be borne by HSNi) pursuant to IAC’s employee benefit plans through the end of 2008; and

•	a Transition Services Agreement that governs the provision of transition services among IAC and HSNi.

HSNi has satisfied its obligations under the Separation and Distribution Agreement, Employee Matters Agreement and Transition Services Agreement; however, HSNi continues to be subject to certain post-spin obligations under the Tax Sharing Agreement.

Relationship Between HSNi and Liberty

Spinco Agreement

Also in connection with the spin-off, pursuant to a Spinco Assignment and Assumption Agreement, dated as of August 20, 2008, among HSNi, IAC, Liberty Media Corporation (“Liberty”) and a subsidiary of Liberty that held shares of IAC common stock and IAC Class B common stock (together with Liberty, the “Liberty Parties”), HSNi (i) assumed from IAC all rights and obligations providing for post-spin-off governance and other arrangements at HSNi under the Spinco Agreement, dated May 13, 2008, among IAC, Liberty and affiliates of Liberty that held shares of IAC common stock and/or Class B common stock at the time such Spinco Agreement was entered into, and (ii) as required by the Spinco Agreement, entered into a registration rights agreement with the Liberty Parties. Following is a summary of the material provisions of each of these agreements that remain in effect.

Representation of Liberty on the Board of Directors

The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of HSNi representing at least 20% of the total voting power of HSNi’s equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Board of Directors (rounded up to the nearest whole number). Any individual nominated by Liberty must be reasonably acceptable to a majority of the directors on HSNi’s Board who were not nominated by Liberty. All but one of Liberty’s nominees serving on the Board of Directors must qualify as “independent” under applicable stock exchange rules. In addition, the Governance Committee of the Board may include only “Qualified Directors,” namely directors other than any who were nominated by Liberty, are officers or employees of HSNi or were not nominated by the Governance Committee in connection with their initial election to the Board and for whose election any Liberty Party voted shares.

Acquisition Restrictions

The Liberty Parties have agreed not to acquire beneficial ownership of any equity securities of HSNi (with specified exceptions) unless:

•	the acquisition was approved by a majority of the Qualified Directors;

•	the acquisition is permitted under the provisions described in “Competing Offers” below; or

•	after giving effect to the acquisition, Liberty’s ownership percentage of the equity securities of HSNi, based on voting power, would not exceed the Applicable Percentage.

The “Applicable Percentage” is Liberty’s ownership percentage upon the spin-off of HSNi, based on voting power (approximately 30% as of December 31, 2008), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage for the Spinco will be reduced for specified transfers of equity securities of the Spinco by the Liberty Parties. During the first two years following the spin-off, acquisitions by the Liberty Parties are further limited to specified extraordinary transactions and, otherwise, to acquisitions representing no more than one-third of HSNi Common Stock received by the Liberty Parties in the spin-off.

Transfer Restrictions

Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of HSNi to any person except for certain transfers, including:

•	transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in “broker transactions”);

•	transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by HSNi;

•

transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of HSNi’s equity securities, giving effect to the transfer, would exceed 15%;

•

a transfer of all of the equity securities of HSNi beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee’s ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

•

specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

•	specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties’ equity securities in HSNi, subject to specified restrictions.

Competing Offers

During the period when Liberty has the right to nominate directors to the Board, if the Board determines to pursue certain types of transactions on a negotiated basis (either through an “auction” or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that HSNi is negotiating with a single bidder, the Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

If a third party (x) commences a tender or exchange offer for at least 35% of the capital stock of HSNi other than pursuant to an agreement with HSNi or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and the Board fails to take certain actions to block such third party from acquiring an ownership percentage of HSNi (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under “Acquisition Restrictions” above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty’s ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the spin-off and the date that Liberty’s ownership percentage (based on voting power) exceeds 50%, the obligations described under “Acquisition Restrictions” will be terminated.

Other

Following the spin-off, amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and HSNi that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

Registration Rights Agreement

Under the registration rights agreement, the Liberty Parties and their permitted transferees (the “Holders”) will be entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of HSNi common stock received by the Liberty Parties as a result of the spin-off and other shares of HSNi common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the “Registrable Shares”). The Holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

HSNi will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify HSNi, against specified liabilities in connection with misstatements or omissions in any registration statement.

ANNUAL REPORTS AND OTHER MATERIALS

Upon written request to the Corporate Secretary, HSN, Inc., 1 HSN Drive, St. Petersburg, Florida 33729, we will provide without charge to each person solicited an additional copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules filed therewith. Copies are also available on our website, www.hsni.com. We will furnish requesting shareholders with any exhibit not contained in its Annual Report upon written request without charge.

Our code of business conduct and ethics, which applies to all employees (including executive officers) and directors is posted on our website at www.hsni.com. The code of business conduct and ethics complies with applicable laws and listing requirements. Any waivers to the code of business conduct and ethics for our executive officers and directors will also be disclosed on our website. We will furnish requesting shareholders with a copy of our code of business conduct and ethics upon written request without charge.

PROPOSALS BY SHAREHOLDERS FOR THE 2012 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in HSN, Inc. proxy materials for presentation at the 2012 annual meeting of shareholders must submit the proposal to us at our corporate headquarters no later than 5:00 p.m., Eastern Time, December 6, 2011 which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Shareholders who intend to present a proposal at the 2012 annual meeting of shareholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to HSN, Inc. no earlier than January 20, 2012 and no later than 5:00 p.m., Eastern Time, February 19, 2012, in accordance with the provisions of our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 17, 2011.

The Proxy Statement and Annual Report to Shareholders are available at:

•	http://www.proxyvoting.com/hsni; and

•	HSNi’s investor relations website at www.hsni.com.

YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK,

DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 5:00 PM Eastern Time the day prior to the shareholder meeting date.

HSN, Inc.

INTERNET http://www.proxyvoting.com/hsni Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 96782-1	Fulfillment# 96788-1

▼  FOLD AND DETACH HERE  ▼

	Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” NOMINEES “FOR” PROPOSALS 2 AND 3 AND “3 YEARS” FOR PROPOSAL 4.

	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐	2.	To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2011;	☐	☐	☐
01 Gregory R. Blatt 02 Patrick Bousquet-Chavanne 03 Michael C. Boyd 04 William Costello 05 James M. Follo	06 Mindy Grossman 07 Stephanie Kugelman 08 Arthur C. Martinez 09 Thomas J. McInerney 10 John B. (Jay) Morse
				3.	To approve, on an advisory basis, the compensation paid to our named executive officers;	☐	☐	☐

					1 year	2 years	3 years	Abstain
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				4.	To approve, on an advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers; ☐	☐	☐	☐

*Exceptions				5.	To consider and act upon any other business that may properly come before the meeting or any adjournment(s) thereof.

				THE PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES, IN FAVOR OF PROPOSALS 2 AND 3, THREE YEARS ON PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

RESTRICTED AREA - SCAN LINE						Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your HSN, Inc. account online.

Access your HSN, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for HSN, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www. bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report on Form 10-K are available at: http://www.proxyvoting.com/hsni

▼ FOLD AND DETACH HERE ▼

PROXY

HSN, INC.

Annual Meeting of Shareholders – May 17, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mindy Grossman and Judy A. Schmeling, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of HSN, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 17, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)	WO# 96782-1	Fulfillment# 96788-1

RESTRICTED AREA -SIGNATURE LINE